Filed Pursuant to Rule 424(b)(5)
Registration No. 333-198489

The information in this preliminary prospectus supplement is not complete and may be changed without notice. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities, nor a solicitation of an offer to buy these securities, in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 2, 2014

PRELIMINARY PROSPECTUS SUPPLEMENT

(To Prospectus Dated August 29, 2014)

$

ALLEGHANY CORPORATION

    % Senior Notes due 2044

This is an offering by Alleghany Corporation of $        of its        % Senior Notes due 2044 (the “Notes”). The Notes will mature on                , 2044 and interest will be paid semi-annually in arrears on                and                of each year or, if such day is not a business day, on the next succeeding business day, commencing on                 , 2015. Interest will accrue from, and including,                 , 2014. We may redeem the Notes in whole or in part at any time at the redemption prices described in this prospectus supplement under “Description of the Notes — Redemption of Notes at Our Option”. For a more detailed description of the Notes, see “Description of the Notes” beginning on page S-16.

The Notes will be unsecured and unsubordinated general obligations of Alleghany Corporation and will rank equally in right of payment with all our existing and future unsecured and unsubordinated senior debt. The Notes will be effectively subordinated to any secured indebtedness we may incur in the future to the extent of the value of the assets securing such indebtedness. The Notes will not be guaranteed by any of our subsidiaries and will be structurally subordinated to all existing and future indebtedness and other liabilities of our subsidiaries.

Investing in the Notes involves risks. See “Risk Factors” beginning on page S-8 of this prospectus supplement and Item 1A “Risk Factors” beginning on page 41 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, for a discussion of certain risks that you should consider in connection with an investment in the Notes.

	Per Senior Note		Total
Public Offering Price (1)		%	$
Underwriting Discount		%	$
Proceeds to Alleghany (before expenses)		%	$

(1)	Plus accrued interest, if any, from , 2014

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement and the accompanying prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

The Notes are a new issue of securities with no established trading market. The Notes are not, and are not expected to be, listed on any national securities exchange nor included in any automated quotation system. Currently, there is no public market for the Notes.

Delivery of the Notes will be made in book-entry form only through the facilities of The Depository Trust Company and its participants, which may include Clearstream Banking, société anonyme, and Euroclear Bank S.A./N.V., against payment in New York, New York, on or about                 , 2014.

Joint Book-Running Managers

BMO Capital Markets	Goldman, Sachs & Co.	Morgan Stanley	US Bancorp

The date of this prospectus supplement is September     , 2014.

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or in any free writing prospectus that we may provide you in connection with the sale of the Notes offered hereby. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell the Notes in any jurisdiction where such offer or sale is not permitted. You should not assume that the information appearing in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference is accurate as of any date other than the date of the applicable document or such other date referred to in that document. Our business, financial condition, results of operations and prospects may have changed since those dates.

ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is this prospectus supplement, which describes the terms of the Notes being offered. The second part, the accompanying prospectus, gives more general information, some of which may not apply to the Notes being offered. This prospectus supplement, together with the documents incorporated by reference in the accompanying prospectus, may add to, update or change the information in the accompanying prospectus. If information in this prospectus supplement is inconsistent with the accompanying prospectus or the documents incorporated by reference in the accompanying prospectus, this prospectus supplement will apply and will supersede the information in the accompanying prospectus or the documents incorporated by reference in the accompanying prospectus.

Before investing in the Notes, please read and consider all information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus together with the additional information described under the section entitled “Where You Can Find More Information” in the accompanying prospectus. You should also read and consider the information set forth in the section entitled “Risk Factors” in each of this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus before you make an investment decision.

We are not making any representation to any purchaser of the Notes regarding the legality of an investment in the Notes by such purchaser. You should not consider any information in this prospectus supplement or the accompanying prospectus to be legal, business or tax advice. You should consult your own attorney, business advisor and tax advisor for legal, business and tax advice regarding an investment in the Notes.

Unless the context requires otherwise, when we use the terms “Alleghany,” “the Company,” “we,” “our” or “us,” we are referring only to Alleghany Corporation, as issuer of the Notes, and not to any of our subsidiaries. Terms used in this prospectus supplement that are otherwise not defined will have the meanings given to them in the accompanying prospectus.

The Notes are being offered only for sale in jurisdictions where it is lawful to make such offers. Offers and sales of the securities in the European Union and the United Kingdom are subject to restrictions, the details of which are set out in the section entitled “Underwriting (Conflicts of Interest).” The distribution of this prospectus supplement and the accompanying prospectus and the offering of the Notes in other jurisdictions may also be restricted by law. Persons who receive this prospectus supplement and the accompanying prospectus should inform themselves about and observe any such restrictions. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not authorized or qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. See “Underwriting (Conflicts of Interest)” beginning on page S-35 of this prospectus supplement.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

This prospectus supplement, the accompanying prospectus and the documents we incorporate by reference herein and therein contain disclosures which are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements include all statements that do not relate solely to historical or current facts, and can be identified by the use of words such as “may,” “will,” “expect,” “project,” “estimate,” “anticipate,” “plan,” “believe,” “potential,” “should,” “continue” or the negative versions of those words or other comparable words. These forward-looking statements are based upon our current plans or expectations and are subject to a number of uncertainties and risks that could significantly affect current plans, anticipated actions and our future financial condition and results. These statements are not guarantees of future performance, and we have no specific intention to update these statements. The uncertainties and risks include, but are not limited to:

•	significant weather-related or other natural or human-made catastrophes and disasters;

•	the cyclical nature of the property and casualty insurance industry;

•	changes in market prices of our equity investments and changes in value of our debt portfolio;

•	adverse loss development for events insured by our reinsurance and insurance subsidiaries in either the current year or prior years;

•	the long-tail and potentially volatile nature of certain casualty lines of business written by our reinsurance and insurance subsidiaries;

•	the cost and availability of reinsurance;

•	the reliance by our reinsurance operating subsidiaries on a limited number of brokers;

•	increases in the levels of risk retention by our reinsurance and insurance subsidiaries;

•	exposure to terrorist acts and acts of war;

•	the willingness and ability of our reinsurance and insurance subsidiaries’ reinsurers to pay reinsurance recoverables owed to our reinsurance and insurance subsidiaries;

•	changes in the ratings assigned to our reinsurance and insurance subsidiaries;

•	claims development and the process of estimating reserves;

•	legal, political, judicial and regulatory changes, including the federal financial regulatory reform of the insurance industry by the Dodd-Frank Wall Street Reform and Consumer Protection Act;

•	the uncertain nature of damage theories and loss amounts;

•	the loss of key personnel of our reinsurance or insurance operating subsidiaries;

•	fluctuation in foreign currency exchange rates;

•	the failure to comply with the restrictive covenants contained in the agreements governing our indebtedness;

•	the ability to make payments on, or repay or refinance, our debt;

•	risks inherent in international operations; and

•	difficult and volatile conditions in the global market.

Additional risks and uncertainties include general economic and political conditions, including the effects of a prolonged U.S. or global economic downturn or recession; changes in costs; variations in political, economic or other factors; risks relating to conducting operations in a competitive environment; effects of acquisition and disposition activities, inflation rates, or recessionary or expansive trends; changes in interest rates; extended labor disruptions, civil unrest, or other external factors over which we have no control; and changes in our plans, strategies, objectives, expectations, or intentions, which may happen at any time at our discretion. As a consequence, current plans, anticipated actions, and future financial condition and results may differ from those expressed in any forward-looking statements made by us or on our behalf.

Additional risks and uncertainties that could cause actual results to be materially different from expectations include those discussed in the “Risk Factors” section of this prospectus supplement and of our Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

INCORPORATION BY REFERENCE

The Securities and Exchange Commission (the “SEC”) allows us to “incorporate by reference” into this prospectus supplement the information in other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information that we incorporate by reference is considered to be a part of this prospectus supplement and the accompanying prospectus.

Any reports that we file with the SEC after the date of this prospectus supplement and before the date that the offering of the Notes is terminated will automatically update and, where applicable, supersede any information contained in this prospectus supplement or incorporated by reference into this prospectus supplement or into the accompanying prospectus. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus supplement or in any documents previously incorporated by reference into this prospectus supplement or into the accompanying prospectus have been modified or superseded. We specifically incorporate by reference into this prospectus supplement the following documents filed with the SEC (other than, in each case, documents or information deemed furnished and not filed in accordance with SEC rules, including pursuant to Item 2.02 or Item 7.01 of a Current Report on Form 8-K, and no such information shall be deemed specifically incorporated by reference hereby or in any accompanying prospectus supplement):

•	Annual Report on Form 10-K for the year ended December 31, 2013;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2014 and June 30, 2014;

•	Current Report on Form 8-K filed with the SEC on April 28, 2014; and

•	Any future filings that we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this prospectus supplement and before the date that the offering of the Notes by means of this prospectus supplement is terminated.

We will provide to each person to whom a copy of this prospectus supplement is delivered, upon request and at no cost to such person, a copy of any or all of the information that has been incorporated by reference in this prospectus supplement (excluding certain exhibits to the documents) but not delivered with this prospectus supplement. You may request a copy of such information by writing or telephoning us at:

Alleghany Corporation

7 Times Square Tower, 17th Floor

New York, NY 10036

Attention: Christopher K. Dalrymple

(212) 752-1356

SUMMARY

This summary highlights information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated into each by reference. Because it is a summary, it does not contain all of the information that you should consider before investing in the Notes. You should read the entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference, including the sections entitled “Risk Factors” and “Description of the Notes” and the financial statements and related notes thereto included or incorporated by reference in this prospectus supplement and the accompanying prospectus, in their entirety before making an investment decision.

Alleghany Corporation

Alleghany owns and manages operating subsidiaries and investments, anchored by a core position in property and casualty reinsurance and insurance. Prior to March 6, 2012, Alleghany was primarily engaged, through its wholly-owned subsidiary Alleghany Insurance Holdings LLC (“AIHL”) and its subsidiaries, in the property and casualty insurance business. AIHL’s insurance operations are principally conducted by its subsidiaries RSUI Group, Inc. (“RSUI”), CapSpecialty, Inc., formerly known as Capitol Transamerica Corporation (“CapSpecialty”), and Pacific Compensation Corporation (“PacificComp”). CapSpecialty has been a subsidiary of AIHL since January 2002, RSUI has been a subsidiary of AIHL since July 2003, and PacificComp has been a subsidiary of AIHL since July 2007. AIHL Re LLC (“AIHL Re”) has been a wholly-owned subsidiary of Alleghany since its formation in 2006. AIHL Re is a captive reinsurance company which provides reinsurance to Alleghany’s insurance operating subsidiaries and affiliates. On March 6, 2012, Alleghany consummated a merger transaction with Transatlantic Holdings, Inc. (“TransRe”), at which time TransRe became one of Alleghany’s wholly-owned subsidiaries, and Alleghany’s reinsurance operations commenced. Alleghany’s public equity investments, including those held by TransRe’s and AIHL’s operating subsidiaries, are managed primarily by Alleghany’s wholly-owned subsidiary Roundwood Asset Management LLC.

Although Alleghany’s primary sources of revenues and earnings are its reinsurance and insurance operations and investments, Alleghany owns and manages properties in the Sacramento, California region through its wholly-owned subsidiary Alleghany Properties Holdings LLC, and also manages, sources, executes and monitors its private capital investments primarily through its wholly-owned subsidiary Alleghany Capital Corporation.

Our principal executive offices are located in leased office space at 7 Times Square Tower, 17th Floor, New York, NY 10036 and our telephone number is (212) 752-1356.

The Offering

The summary below describes the principal terms of the Notes offered hereby and is not intended to be complete. Certain of the terms and conditions described below are subject to important limitations and exceptions. For a more detailed description of the terms and conditions of the Notes, see the section entitled “Description of the Notes” in this prospectus supplement.

Issuer	Alleghany Corporation

Notes Offered	% Senior Notes due 2044

Aggregate Principal Amount	$

Maturity Date	, 2044

Interest Rate	% per annum

Interest Payment Dates	Interest will be payable semi-annually in arrears on and of each year, commencing on , 2015.

Day Count Convention	30/360

Business Day Convention	Following

Trustee	The Bank of New York Mellon

Ranking	The Notes will be unsecured and unsubordinated general obligations of Alleghany and will rank equally in right of payment with all our existing and future unsecured and unsubordinated senior debt and senior in right of payment to all our existing and future subordinated debt. The Notes will be effectively subordinated to any secured indebtedness we may incur in the future to the extent of the value of the assets securing such indebtedness. The Notes will not be guaranteed by any of our subsidiaries and will be structurally subordinated to all existing and future indebtedness and other liabilities of our subsidiaries.

As of June 30, 2014, Alleghany had $699 million in senior unsecured debt and no secured debt outstanding, and our subsidiaries had $1,086.7 million of senior unsecured debt and no secured debt outstanding.

Optional Redemption	The Notes may be redeemed in whole or in part at any time and from time to time, at our option, on a date fixed for redemption at a redemption price equal to the greater of:

•	100% of the principal amount of the Notes then outstanding to be redeemed; or

•

the sum of the present values of the remaining scheduled payments of principal and interest on the Notes to be redeemed (not including any portion of such payments of interest accrued to the date of redemption) discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable treasury rate, calculated as of the third business day preceding the date fixed for redemption, plus basis points;

plus, in each case, accrued and unpaid interest on the principal amount being redeemed to, but excluding, the redemption date.

Additionally, at any time on or after , 2044, we may redeem the Notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the Notes being redeemed, plus accrued and unpaid interest on the principal amount being redeemed to, but excluding, the redemption date.

Certain Covenants	The indenture under which the Notes will be issued contains covenants that impose conditions on Alleghany’s ability to create liens on any capital stock of Alleghany’s restricted subsidiaries (as defined in this prospectus supplement) or to engage in sales of the capital stock of our restricted subsidiaries. See “Description of the Notes”.

Events of Default	Events of default generally include failure to pay principal or any premium, failure to pay interest, failure to observe or perform any other covenant or agreement in the Notes or indenture, certain events of bankruptcy, insolvency, or reorganization, and certain events of default under other instruments of Alleghany. See “Description of the Notes”.

Use of Proceeds	The net proceeds from the sale of the Notes will be approximately $ million, after deducting the underwriting discounts and other estimated expenses of the offering payable by us. We intend to use the net proceeds of this offering to redeem a portion of 5.75% Senior Notes of TransRe due December 2015 ($667.0 million principal amount outstanding as of the date hereof). See “Use of Proceeds” in this prospectus supplement.

Conflicts of Interest

As described in “Use of Proceeds” in this prospectus supplement, we intend to use the net proceeds of this offering to redeem a portion of the outstanding 5.75% Senior Notes of TransRe due December 2015. Certain of the underwriters (or their affiliates) may hold such notes and would receive a portion of the proceeds from this offering as a result of the redemption of such notes. If any one underwriter, together with its affiliates, were to receive 5% or more of the net proceeds as a result of the redemption, such underwriter would be deemed to have a “conflict of interest” with us in regard to this offering under Rule 5121 of the Financial Industry Regulatory Authority, Inc. (“FINRA”). Accordingly, this offering will be conducted in accordance with FINRA Rule 5121. No underwriter with a “conflict of interest” under FINRA Rule 5121 will confirm sales to any discretionary accounts without receiving specific written approval from the account holder. A qualified independent underwriter is not necessary for this offering pursuant to FINRA Rule 5121(a)(1)(C). See “Underwriting (Conflicts of Interest) — Conflicts of Interest” in this prospectus supplement.

Denominations	$2,000 and integral multiples of $1,000 in excess thereof.

Clearance and Settlement	Delivery of the Notes will be made in book-entry form only through the facilities of The Depository Trust Company and its participants, which may include Clearstream Banking, société anonyme, and Euroclear Bank S.A./N.V.

Listing	The Notes are not, and are not expected to be, listed on any national securities exchange nor included in any automated quotation system. Currently there is no public market for the Notes.

Further Issuances	Alleghany may create and issue further notes ranking equally and ratably with the Notes offered by this prospectus supplement and the accompanying prospectus in all respects, so that such further notes will be consolidated and form a single series with the Notes offered by this prospectus supplement and the accompanying prospectus and will have the same terms as to status and redemption; provided that such further notes are fungible for U.S. federal income tax purposes with such previously issued Notes.

Risk Factors	You should consider the information set forth in the section entitled “Risk Factors” beginning on page S-8 of this prospectus supplement and beginning on page 41 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, and other information as provided under “Where You Can Find More Information” in the accompanying prospectus.

Governing Law	The Notes will be governed by the laws of the State of New York.

RISK FACTORS

Investing in the Notes involves risk. You should consider the specific risk factors set forth below, as well as the risk factors set forth in “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, which is incorporated by reference in this prospectus supplement, before deciding to invest in the Notes. You should also consider the other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus before deciding to invest in the Notes. This prospectus supplement and the accompanying prospectus contain or incorporate statements that constitute forward-looking statements regarding, among other matters, our intent, belief or current expectations about our business. These forward-looking statements are subject to risks, uncertainties and assumptions.

We are a holding company and we may in the future depend upon the ability of our regulated reinsurance and insurance company subsidiaries to pay dividends to us in order to service our indebtedness.

We are a holding company and conduct our operations principally through our regulated reinsurance and insurance company subsidiaries. As of June 30, 2014, we held combined total marketable securities and cash of approximately $1,047.4 million at the parent level plus our first-tier non-regulated insurance holding company subsidiaries, comprised of $364.2 million at Alleghany, $529.3 million at AIHL and $153.9 million at the TransRe holding company. We may in the future rely upon dividends and other permitted distributions from our regulated reinsurance and insurance company subsidiaries (including subsidiaries of AIHL and the TransRe holding company) as an important source of funds to meet our ongoing cash requirements, including our existing, and any future, debt service payments, and other expenses.

Our regulated reinsurance and insurance company subsidiaries are subject to various regulatory restrictions that limit the maximum amount of dividends available to be paid by them without prior approval of the relevant regulatory authorities. For example, under New York insurance law, TransRe’s subsidiaries Transatlantic Reinsurance Company (“TRC”) and Fair American Insurance and Reinsurance Company may pay dividends only out of their statutory earned surplus. RSUI Indemnity Company (“RIC”) and TRC together had ordinary annual dividend paying capacity of $621 million without the need for prior approval from regulatory authorities for the 2014 year, consisting of $472 million from TRC and $149 million from RIC. As relates to TransRe, for the 24 months following the closing of its merger with Alleghany on March 6, 2012, TRC could only pay up to $200 million of dividends without regulatory approval in any given 12 month period. That period having expired, this restriction no longer applies. In the first six months of 2014, TRC paid $200 million in ordinary dividends to its parent and RIC paid $85.5 million in ordinary dividends to its parent. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Financial Condition — Parent Level — Dividends from Subsidiaries” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 for a discussion of the applicable restrictions on the payment of dividends by our regulated reinsurance and insurance company subsidiaries. The inability of our regulated reinsurance and insurance company subsidiaries to pay dividends in an amount sufficient to enable us to meet our cash requirements at the parent level could have an adverse effect on our operations and ability to meet our debt service obligations, including our obligations under the Notes.

Your right to receive payments under the Notes will be unsecured and will be effectively subordinated to all of our secured indebtedness, if any, will not be guaranteed by any of our subsidiaries and will be structurally subordinated to the indebtedness and other liabilities of our subsidiaries.

The Notes will be unsecured and therefore will be effectively subordinated to any secured debt we may incur to the extent of the assets securing such debt. In the event of a liquidation, dissolution, reorganization, bankruptcy or similar proceeding involving us, the assets which serve as collateral for any secured debt will be available to satisfy the obligations under the secured debt before any payments are made on the Notes. The indenture governing the Notes does not contain any restrictions or limitations on our ability to incur additional secured or unsecured debt. As of June 30, 2014, we had no secured debt outstanding.

The Notes will not be guaranteed by any of our subsidiaries and will be structurally subordinated to the liabilities of our subsidiaries. Our subsidiaries are separate and distinct legal entities and have no obligation to pay any amounts due on the Notes, whether by dividends, distributions, loans or other payments. In the event of a liquidation, dissolution, reorganization, bankruptcy or any similar proceeding, the assets of our subsidiaries will be available to pay obligations on the Notes only after creditors of our subsidiaries, including holders of the debt securities of any of our subsidiaries (including the debt securities of our subsidiary TransRe), holders of trade payables of all our subsidiaries, and holders of reinsurance contracts and insurance policies issued by our reinsurance and insurance company subsidiaries, have been paid first. As of June 30, 2014, our subsidiaries had approximately $15,644.9 million of outstanding indebtedness and other liabilities (including unearned premiums, loss and loss adjustment expenses, accounts payable, accrued expenses and other liabilities, but excluding intercompany debt), including $1,086.7 million of senior unsecured debt of TransRe, which would rank structurally senior to the Notes.

Our failure to comply with restrictive covenants contained in the indenture governing the Notes or any other indebtedness, including indebtedness under our existing senior unsecured debt, our revolving credit facility and any future indebtedness, could trigger prepayment obligations, which could adversely affect our business, financial condition and results of operations.

The indenture governing the Notes contains covenants that impose restrictions on us with respect to, among other things, the incurrence of liens on the capital stock of certain of our subsidiaries. In addition, the indenture governing the Notes requires us to file with the trustee copies of our annual, quarterly and current reports which we are required to file with the SEC, and our existing senior unsecured debt and our revolving credit facility both require us to comply with certain covenants. Our failure to comply with any of such covenants could result in an event of default under the indenture governing the Notes, our existing senior unsecured debt, our revolving credit facility or any other debt agreement we may enter into in the future, which could, if not cured or waived, result in us being required to repay the Notes, the indebtedness under our existing senior unsecured debt, our revolving credit facility or any other future indebtedness. As a result, our business, financial condition, results of operations and liquidity could be adversely affected.

To service our debt, we will require a significant amount of cash, which may not be available to us.

Our ability to make payments on, or repay or refinance, our debt, including the Notes, will depend largely on our future operating performance, including the operating performance of our subsidiaries, and use of our corporate activities investment portfolio. Our future performance, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. In addition, our ability to borrow funds in the future will depend on the satisfaction of the covenants in the indenture governing the Notes, in our existing senior unsecured debt, our existing revolving credit facility and in other debt agreements we may enter into in the future. We also may need to maintain certain financial ratios. We cannot assure you that our business, including the operating performance of our subsidiaries, will generate sufficient cash flow from operations or that future borrowings will be available to us under our credit facility or from other sources in an amount sufficient to enable us to pay our debt, including the Notes, or to fund our other liquidity needs.

If an active market for the Notes fails to develop or is not sustained, the liquidity and trading price of the Notes could be materially adversely affected.

The Notes are new securities for which there is currently no market. We do not intend to apply for listing of the Notes on any securities exchange or automated quotation system. Although the underwriters have advised us that they currently intend to make a market in the Notes after the completion of the offering, the underwriters are not obligated to do so, and any such market making activities may be discontinued at any time without notice. In addition, such market making activities will be subject to limits imposed by the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended. We do not know if any market for the Notes will develop, or that any such market will provide liquidity for holders of the Notes. If a market for the Notes were to develop, the Notes could trade at prices that may be higher or lower than their initial offering price depending upon many factors, including prevailing interest rates, our operating results and the market for similar securities. If an active market for the Notes fails to develop or be sustained, the trading price and liquidity of the Notes could be materially adversely affected. A lack of liquidity in the trading of the Notes could prevent you from selling the Notes in the amount and at the time you desire. Additionally, an illiquid trading market for the Notes could result in trading prices that are substantially below the value of the principal of and the accrued but unpaid interest on the Notes.

If a trading market does develop, changes in our credit ratings or the debt markets could adversely affect the market price of the Notes.

The market price for the Notes depends on many factors, including:

•	our credit ratings with major credit rating agencies;

•	the prevailing interest rates being paid by other companies similar to us;

•	our financial condition, financial performance and future prospects; and

•	the overall condition of the financial markets.

The condition of the financial markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future. Such fluctuations could have an adverse effect on the price of the Notes.

In addition, credit rating agencies continually review their ratings for the companies that they follow, including us. The credit rating agencies also evaluate the insurance industry as a whole and may change their credit rating for us based on their overall view of our industry. A negative change in our rating could have an adverse effect on the price of the Notes.

We may choose to redeem some or all of the Notes when prevailing interest rates are relatively low.

We may choose to redeem some or all of the Notes from time to time, especially when prevailing interest rates are lower than the rate borne by the Notes. If prevailing rates are lower at the time of redemption, you would not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as the interest rate on the Notes being redeemed. Our redemption right also may adversely impact your ability to sell your Notes as the optional redemption date or period approaches.

Our credit ratings may not reflect all risks of an investment in the Notes and there is no protection in the indenture for holders of the Notes in the event of a ratings downgrade.

Our credit ratings are an assessment of our ability to pay our obligations. Credit ratings are not a recommendation to buy, sell or hold any security, and may be revised or withdrawn at any time by the issuing organization in its sole discretion. Consequently, real or anticipated changes in our credit ratings will generally affect the market value of our Notes. Our credit ratings, however, may not reflect the potential impact of risks related to the structures of the Notes or market or other factors discussed in this prospectus supplement on the value of the Notes. Neither we nor any underwriter undertakes any obligation to maintain the ratings or to advise holders of Notes of any change in ratings and there is no requirement in the indenture to maintain the rating. Each agency’s rating should be evaluated independently of any other agency’s rating.

The terms of the indenture and the Notes do not prohibit us from taking actions that could adversely impact your investment in the Notes.

Neither we nor any of our subsidiaries are restricted from incurring additional debt or other liabilities, including additional senior debt, under the indenture governing the Notes. As of June 30, 2014, we had $699 million in senior unsecured debt outstanding at the parent level and an additional $200 million of borrowings available under our revolving credit facility. There were no borrowings under our revolving credit facility since its inception through June 30, 2014. In addition, as of June 30, 2014, our subsidiary TransRe had $1,086.7 million senior unsecured debt outstanding. If we incur additional debt or liabilities, our ability to pay our obligations on the Notes could be adversely affected. We expect that we will from time to time incur additional debt and other liabilities. In addition, we are not restricted from paying dividends on or issuing or repurchasing our securities under the indenture. Furthermore, the indenture does not contain any provisions restricting our or any of our subsidiaries’ ability to sell assets (other than certain restrictions on our ability to consolidate, merge or sell all or substantially all of our assets and our ability to sell the stock of certain subsidiaries), to enter into transactions with affiliates, to create liens (other than certain limitations on creating liens on the stock of certain subsidiaries) or enter into sale and leaseback transactions, or to create restrictions on the payment of dividends or other amounts to us from our subsidiaries. Additionally, the indenture does not require us to offer to purchase the Notes in connection with a change of control or require that we or our subsidiaries adhere to any financial tests or ratios or specified levels of net worth. There are no financial covenants in the indenture. You are not protected under the indenture in the event of a highly leveraged transaction, reorganization, change of control, restructuring, merger or similar transaction that may adversely affect you, except to the limited extent described in this prospectus supplement under “Description of the Notes.”

USE OF PROCEEDS

The net proceeds from the sale of the Notes will be approximately $         million, after deducting the underwriting discounts and other estimated expenses of the offering payable by us. We intend to use the net proceeds of this offering to redeem a portion of the 5.75% Senior Notes of TransRe due December 2015 ($667.0 million principal amount outstanding as of the date hereof). Certain of the underwriters or their affiliates may receive a portion of the net proceeds of this offering to the extent they are holders of such notes. See “Underwriting (Conflicts of Interest) — Conflicts of Interest” in this prospectus supplement.

Pending their application, the net proceeds of the sale of the Notes may be invested in short-term marketable securities.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the periods indicated.

	Six Months Ended June 30, 2014	Fiscal Year Ended December 31,
		2013	2012	2011	2010	2009
Ratio of Earnings to Fixed Charges	10.6x	9.9x	10.1x	10.1x	26.7x	100.2x

For purposes of calculating these ratios, “Earnings” consists of (x) earnings from continuing operations, before income taxes, (y) fixed charges and (z) amortization of any capitalized interest, and “Fixed Charges” consists of (x) interest expensed and capitalized, (y) amortized premiums, discounts and capitalized expenses related to indebtedness and (z) an estimate of the interest within rental expense.

CAPITALIZATION

The following table sets forth our cash and investments and our capitalization as of June 30, 2014 on an actual basis and as adjusted to reflect the sale of the Notes and the use of the net proceeds therefrom to redeem a portion of the 5.75% Senior Notes of TransRe due December 2015. You should read this table together with our unaudited consolidated financial statements and related notes included in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2014, which are incorporated herein by reference.

	As of June 30, 2014
	Actual	As Adjusted
	(unaudited) (in thousands, except share and per share amounts)

Cash and investments	$19,682,797	$

Senior Notes:
Alleghany 5.625% Senior Notes due 2020	299,312		299,312
Alleghany 4.95% Senior Notes due 2022	399,674		399,674
TransRe 5.75% Senior Notes due 2015	692,560
TransRe 8.00% Senior Notes due 2039	394,115		394,115
Notes offered hereby	—

Total debt	$1,785,661	$
Stockholders’ equity:
Common stock (shares authorized — 22,000,000; shares issued – 17,459,961)	17,460		17,460
Contributed capital	3,610,976		3,610,976
Accumulated other comprehensive income	464,561		464,561
Treasury stock, at cost (1,079,625 shares)	(368,771)		(368,771)
Retained earnings	3,673,987		3,673,987

Total stockholders’ equity attributable to Alleghany stockholders	7,398,213		7,398,213
Noncontrolling interest	9,086		9,086

Total stockholders’ equity	7,407,299		7,407,299

Total capitalization (1)	$9,192,960	$

Book value per share of common stock	$451.65		$451.65

(1)	Total capitalization comprises total stockholders’ equity and total debt.

SUMMARY CONSOLIDATED FINANCIAL INFORMATION

The following tables set forth certain selected consolidated financial data of the Company as of and for the six months ended June 30, 2014 and 2013 and as of and for each of the five years ended December 31, 2013, 2012, 2011, 2010 and 2009. The data for the Company as of June 30, 2014 and for the six months ended June 30, 2014 and 2013 were derived from the Company’s unaudited consolidated financial statements. The data for the Company as of and for each of the five years ended December 31, 2013, 2012, 2011, 2010 and 2009 were derived from the Company’s audited consolidated financial statements. You should read the selected financial data in conjunction with the Company’s unaudited consolidated financial statements as of June 30, 2014 and for the six months ended June 30, 2014 and 2013 and the related “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2014, which is incorporated herein by reference, as well as the Company’s audited consolidated financial statements as of and for each of the five years ended December 31, 2013, 2012, 2011, 2010 and 2009 and the related “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2013, which is also incorporated herein by reference.

The consolidated financial statements as of and for the six months ended June 30, 2014 and 2013 are unaudited and include adjustments management considers necessary for a fair presentation under generally accepted accounting principles. The results of operations for any interim period are not necessarily indicative of results for the full year.

Alleghany Corporation and Subsidiaries (1)

	Six Months Ended June 30,		Year Ended December 31,
	2014	2013	2013	2012	2011	2010	2009
	(unaudited)
	(in millions, except per share and share amounts)
Operating Data
Revenues	$2,577.9	$2,419.8	$4,971.7	$4,753.2	$981.8	$985.4	$1,184.4
Net earnings (3)	$353.9	$310.0	$628.4	$702.2	$143.3	$198.5	$264.8
Basic earnings per share of common stock (2) (3)	$21.36	$18.45	$37.44	$45.48	$16.26	$21.85	$29.25
Average number of shares of common stock (2)	16,567,155	16,804,108	16,786,608	15,441,578	8,807,487	9,081,535	9,055,920

Balance Sheet
Total assets	$23,841.9	$22,890.1	$23,361.1	$22,808.0	$6,478.1	$6,431.7	$6,192.8
Liabilities	$16,434.6	$16,391.7	$16,413.6	$16,404.2	$3,552.4	$3,522.8	$3,475.3
Common stockholders’ equity (3)	$7,398.2	$6,498.4	$6,923.8	$6,403.8	$2,925.7	$2,908.9	$2,717.5
Common stockholders’ equity per share of common stock (2) (3)	$451.65	$387.59	$412.96	$379.13	$342.12	$325.31	$294.79

(1)	On March 6, 2012, we acquired TransRe.
(2)	Amounts have been adjusted for subsequent common stock dividends.
(3)	Attributable to Alleghany stockholders.

Per Share Net Earnings (Losses)

Years Ended December 31,

	Reinsurance and Insurance Segments	Corporate Activities	Total
2013
Operations	$29.33	$0.83	$30.16
Security gains (2)	5.95	1.33	7.28
Total	$35.28	$2.16	$37.44
2012 (1)
Operations	$12.26	$26.70	$38.96
Security gains (2)	4.84	1.68	6.52
Total	$17.10	$28.38	$45.48
2011
Operations	$12.71	$(5.57)	$7.14
Security gains (2)	5.62	3.50	9.12
Total	$18.33	$(2.07)	$16.26

(1)	2012 per share figures reflect the impact of the TransRe merger, including a $494.9 million gain on bargain purchase and the issuance by Alleghany of 8,360,959 shares of our common stock.
(2)	Includes net realized capital gains and other than temporary impairment losses.

DESCRIPTION OF THE NOTES

We will issue the Notes under an indenture dated September 20, 2010, as supplemented by a supplemental indenture to be dated             , 2014, between us and The Bank of New York Mellon, as trustee, referred to in this section as the “senior indenture.” The senior indenture contains the full legal text of the matters described in this section. This section summarizes material terms of the senior indenture, where applicable, and the Notes. It does not, however, describe every aspect of the senior indenture and the Notes. For example, in this section, we use terms that have been given special meaning in the senior indenture, but we describe the meaning for only the more important of those terms. We have included the form of the senior indenture as an exhibit to the registration statement, and you should read the senior indenture for provisions that may be important to you.

The following description of the particular terms of the Notes offered in this prospectus supplement, referred to in the accompanying prospectus as “senior debt securities,” supplements and, to the extent they are inconsistent with each other, replaces the description of the general terms and provisions of the senior debt securities set forth in the accompanying prospectus.

General

The Notes will be our senior unsecured obligations and will be limited initially to $         aggregate principal amount, subject to increase as discussed below. We will issue the Notes in registered form of $2,000 and integral multiples of $1,000 in excess thereof. The entire principal amount of the Notes will mature and become due and payable, together with any accrued and unpaid interest thereon, on             , 2044. Payment of principal of, and interest on, the Notes will be made in U.S. dollars.

Interest on the Notes accrues at a rate of     % per annum from the date of original issuance (or, if later, from the most recent date to which interest on the Notes has been paid or made available for payment) until the principal of the Notes is paid or made available for payment, payable semi-annually in arrears on                 and                 of each year or, if such day is not a business day, on the next succeeding business day, commencing on             , 2015. We will make each interest payment in cash to the holders of record of the Notes at the close of business on each                 and                 immediately preceding the interest payment date, whether or not such day is a business day. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Further Issuances

We may, from time to time, without notice to or the consent of the holders of the Notes, increase the principal amount of this series of Notes under the senior indenture (in excess of $         in aggregate principal amount) and issue such increased principal amount (or any portion thereof), in which case any additional notes so issued will have the same form and terms (other than the date of issuance, the issue price and, under certain circumstances, the initial date from which interest thereon will begin to accrue), and will carry the same right to receive accrued and unpaid interest, as the Notes previously issued, and such additional notes will form a single series with the Notes; provided that such additional notes shall be fungible for U.S. federal income tax purposes with the previously issued Notes.

We may not reissue a Note that has matured or been redeemed or otherwise been cancelled.

The Notes will be payable both as to principal and interest on presentation, if in certificated form, at the offices or agencies we maintain for such purpose or, at our option, payment of interest may be made by check mailed or delivered to the holders of the Notes at their respective addresses set forth in the register of holders of Notes or by wire transfer of immediately available funds to an account previously specified in writing by the holder to us and the trustee. Payments to The Depository Trust Company, New York, New York, which we refer to as DTC, will be made by wire transfer of immediately available funds to the account of DTC or its nominee.

All moneys we pay to a paying agent of the trustee for the payment of principal of, or any premium, interest or additional amounts on, a Note which remains unclaimed at the end of three years will be repaid to us, and the holder of the Note may then look only to us for payment. The trustee will act as paying agent for the Notes.

Ranking

The Notes will be unsecured and unsubordinated indebtedness of ours and will rank equally in right of payment with all our other existing and future unsecured and unsubordinated senior debt and senior in right of payment to all our existing and future subordinated debt. The Notes will be effectively subordinated to any secured debt we may incur to the extent of the assets securing such debt. As of June 30, 2014, we had at the parent level $699 million in senior unsecured debt and no secured debt outstanding, and an additional $200 million available under our revolving credit facility. There were no borrowings under our revolving credit facility since its inception through June 30, 2014. The indenture does not contain any covenant or provision that affords holders of the Notes protection in the event that we enter into a highly leveraged transaction in which we borrow a substantial amount of the monetary requirements for such transaction. These same holders would not have any right to require us to repurchase the Notes, in the event that the credit rating of the Notes declined as a result of our involvement in a takeover, recapitalization, similar restructuring or otherwise.

The Notes will not be guaranteed by any of our subsidiaries and will be structurally subordinated to the liabilities of our subsidiaries. Our right to participate in the assets of any subsidiary (and thus the ability of holders of the Notes to benefit indirectly from such assets) is generally subject to the prior claims of creditors of that subsidiary, including debt securities of any of our subsidiaries (including the debt securities of our subsidiary TransRe), trade payables of any of our subsidiaries, and amounts owed to holders of reinsurance contracts and insurance policies issued by our reinsurance and insurance company subsidiaries, except to the extent that we are recognized as a creditor of any such subsidiary, in which case our claims would still be subject to any security interest of other creditors of such subsidiary. As of June 30, 2014, our subsidiaries had approximately $15,644.9 million of outstanding indebtedness and other liabilities (including unearned premiums, loss and loss adjustment expenses, accounts payable, accrued expenses and other liabilities, but excluding intercompany debt), including $1,086.7 million of senior unsecured debt of TransRe, which would rank structurally senior to the Notes.

Neither we nor any of our subsidiaries are restricted from incurring additional debt or other liabilities, including additional secured debt or unsecured senior debt, under the indenture. In addition, our reinsurance and insurance company subsidiaries are subject to laws that restrict dividend payments or authorize regulatory bodies to block or reduce the flow of funds from those subsidiaries to us. Restrictions or regulatory action prohibiting or limiting the payment of dividends by our reinsurance and insurance subsidiaries could impede access to funds that we need to make payments on our obligations, including our obligations under the Notes.

RIC and TRC together had ordinary annual dividend paying capacity of $621 million without the need for prior approval from regulatory authorities for the 2014 year, consisting of $472 million from TRC and $149 million from RIC. As relates to TransRe, for the 24 months following the closing of its merger with Alleghany on March 6, 2012, TRC could only pay up to $200 million of dividends without regulatory approval in any given 12 month period. That period having expired, this restriction no longer applies. In the first six months of 2014, TRC paid $200 million in ordinary dividends to its parent and RIC paid $85.5 million in ordinary dividends to its parent. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Financial Condition — Parent Level — Dividends from Subsidiaries” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 for a discussion of the applicable restrictions on the payment of dividends by our regulated reinsurance and insurance company subsidiaries.

Redemption of Notes at Our Option

The Notes may be redeemed in whole or in part in integral multiples of $1,000 at any time and from time to time, at our option, on a date fixed for redemption, at a redemption price equal to the greater of:

•	100% of the principal amount of the Notes then outstanding to be redeemed; or

•	the sum of the present values of the remaining scheduled payments of principal and interest on the Notes to be redeemed (not including any portion of such payments of interest accrued to the date of redemption) discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable treasury rate, calculated as of the third business day preceding the date fixed for redemption, plus basis points, plus, in each case, accrued and unpaid interest on the principal amount being redeemed to, but excluding, the redemption date.

Additionally, at any time on or after             , 2044, we may redeem the Notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the Notes being redeemed, plus accrued and unpaid interest on the principal amount being redeemed to, but excluding, the redemption date.

For purposes of calculating the redemption price with respect to any redemption date prior to             , 2044, the following terms have the following meanings:

“treasury rate” means, with respect to any redemption date, (i) the yield, under the heading which represents the average for the week immediately preceding the date of calculation, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded U.S. Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the comparable treasury issue (if no maturity is within three months before or after the remaining life (as defined below), yields for the two published maturities most closely corresponding to the comparable treasury issue will be determined and the treasury rate will be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month); or (ii) if such release (or any successor release) is not published during the week immediately preceding the date of calculation or does not contain such yields, the rate per annum equal to the semiannual equivalent yield to maturity of the comparable treasury issue, calculated using a price for the comparable treasury issue (expressed as a percentage of its principal amount) equal to the comparable treasury price for such redemption date;

“comparable treasury issue” means the U.S. Treasury security selected by the independent investment banker as having a maturity comparable to the remaining term (“remaining life”) of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining life;

“comparable treasury price” means with respect to any redemption date (1) the average of four reference treasury dealer quotations for such redemption date, after excluding the highest and lowest reference treasury dealer quotations, or (2) if the reference treasury dealer obtains fewer than four such reference treasury dealer quotations, the average of all such quotations;

“independent investment banker” means BMO Capital Markets Corp., Goldman, Sachs & Co., Morgan Stanley & Co. LLC or U.S. Bancorp Investments, Inc., as specified by us, or, if these firms are unwilling or unable to select the comparable treasury issue, an independent investment banking institution of national standing appointed by us;

“reference treasury dealer” means (1) each of BMO Capital Markets Corp., Goldman, Sachs & Co., Morgan Stanley & Co. LLC and a primary U.S. government securities dealer in New York City (a “primary treasury dealer”) selected by U.S. Bancorp Investments, Inc., and their respective successors, provided, however, that if any of the foregoing shall cease to be a primary treasury dealer, we will substitute therefor another primary treasury dealer and (2) one other primary treasury dealer selected by us; and

“reference treasury dealer quotation” means, with respect to each reference treasury dealer and any redemption date, the average of the bid and asked prices for the comparable treasury issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Company by such reference treasury dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

We will transmit a notice of redemption to each holder of Notes to be redeemed at least 30 and not more than 60 days prior to the date fixed for redemption. Unless we default on payment of the redemption price and accrued interest, interest will cease to accrue on the Notes or portions thereof called for redemption. If fewer than all of the Notes are to be redeemed, not more than 60 days prior to the redemption date, the particular Notes or portions thereof for redemption will be selected from the outstanding Notes not previously called for redemption in accordance with the procedures of the depository.

Book-entry owners should consult their banks or brokers for information on how they will receive notices.

Events of Default and Remedies

With respect to the Notes, each of the following events is defined as an “event of default”:

•	default in payment of the principal amount or redemption price with respect to any Note when it becomes due and payable;

•	default in payment of any accrued and unpaid interest (or any additional amounts) with respect to any Note which default continues for 30 days;

•	certain events of bankruptcy, insolvency or reorganization;

•	default by us in the performance, or breach, of any other covenant or warranty in the Notes or the senior indenture (other than a default in the performance or breach of a covenant or warranty that has expressly been included in the senior indenture solely for the benefit of securities other than the Notes) that continues for 60 days after written notice to us by the trustee or to us and the trustee by the holders of not less than 25% in aggregate principal amount of the outstanding securities of all series issued under the senior indenture affected thereby; or

•	any event of default shall occur under any mortgage, senior indenture or other instrument of Alleghany and shall result in indebtedness for borrowed money in an aggregate principal amount exceeding $70 million becoming due and payable prior to the date upon which it is otherwise due and payable, if such acceleration is not rescinded or annulled within 30 days after written notice provided in accordance with the senior indenture (the “cross acceleration provision”).

An event of default for a particular series of debt securities we issue does not necessarily constitute an event of default for any other series of debt securities we issue. The trustee may withhold notice to the holders of Notes of any default (except in the payment of principal or interest) if the trustee considers withholding of notice to be in the best interest of the holders. If an event of default occurs, either the trustee or the holders of at least 25% of the principal amount of the outstanding Notes (or, in the case of an event of default described in the fourth bullet of the immediately preceding paragraph, the outstanding securities of all series issued under the senior indenture and affected by such event of default) may declare the principal amount of the Notes plus the accrued interest on the outstanding Notes to be due and payable immediately. If this happens, subject to certain conditions, the holders of a majority of the principal amount of the outstanding Notes or of all series, as the case may be can void the declaration with respect to the Notes. These conditions include the requirements that we have paid or deposited with the trustee a sum sufficient to pay all overdue principal and interest (including any interest on overdue installments of interest) payments on the Notes and all amounts due to the trustee and that all other events of default, if any, have been cured or waived. If an event of default occurs due to certain events of bankruptcy, insolvency or reorganization, the principal amount of the outstanding Notes plus the accrued interest on the outstanding Notes will become immediately due and payable without any declaration or other act on the part of either the trustee or any holder.

If an event of default occurs, the trustee shall exercise those of its rights and powers under the senior indenture, and use the same degree of care and skill in doing so, that a prudent person would use in that situation in conducting his or her own affairs.

Depending on the terms of our indebtedness, an event of default under the senior indenture may cause a cross default on our other indebtedness. The trustee is not obligated to exercise any of its rights or powers under the senior indenture at the request, order or direction of any holder or group of holders unless the holders offer the trustee indemnity satisfactory to it. If the holders provide indemnification satisfactory to the trustee and certain conditions are met, the holders of a majority of the principal amount of any series of debt securities may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any power conferred upon the trustee, for such series of debt securities. The holders of a majority of the principal amount outstanding of any series or all series of debt securities, as applicable, may waive any past default under the senior indenture on behalf of all holders of such series or all series, respectively, except in the case of a payment of principal or interest default or a default in respect of a covenant or provision an amendment of which will require the consent of the holder of each outstanding securities affected. We are required to provide to the trustee an annual statement reflecting the performance of our obligations under the senior indenture and specifying any default, if applicable.

The right of a holder to institute a proceeding with respect to the senior indenture is subject to certain conditions precedent, including notice and indemnity to the trustee. However, the holder has an absolute right to the receipt of principal of, premium, if any, and interest on the debt securities of any series on the respective stated maturities, as defined in the senior indenture, and to institute suit for the enforcement of these rights.

Book-entry owners of the Notes should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and how to declare or void an acceleration of the stated maturity of the Notes.

Covenants

Under the senior indenture, we will:

•	pay the principal, interest and any premium on the Notes when due;

•	maintain a place of payment;

•	deliver a report to the trustee at the end of each fiscal year reviewing our obligations under the senior indenture; and

•	deposit sufficient funds with any paying agent on or before the due date for any principal, interest or any premium on the Notes.

Limitation on Liens; Disposition of Voting Stock

In addition, so long as any Notes are outstanding, neither we nor any of our restricted subsidiaries may use any voting stock of a restricted subsidiary as security for any of our debt or other obligations unless all of the Notes are secured to the same extent as and for so long as that debt or other obligation is so secured. This restriction does not apply to liens existing at the time a corporation becomes our restricted subsidiary or any renewal or extension of any such existing lien and does not apply to shares of subsidiaries that are not restricted subsidiaries.

To qualify as our “subsidiary,” as defined in the senior indenture, we must control, either directly or indirectly, more than 50% of the outstanding shares of voting stock of the corporation. The senior indenture defines voting stock as any class or classes of stock that ordinarily has voting power for the election of directors, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.

Our “restricted subsidiaries” include any present or future subsidiary of Alleghany, the consolidated total assets of which constitute at least 15% of our total consolidated assets, and any successor to any such subsidiary.

Except in a transaction otherwise governed by the senior indenture, neither we nor any of our restricted subsidiaries may issue, sell, assign, transfer or otherwise dispose of any of the voting stock of a restricted subsidiary so long as any Note remains outstanding. However, exceptions to this restriction include situations where:

•	any issuance, sale, assignment, transfer or other disposition is made in compliance with the order of a court or regulatory authority, unless the order was requested by us or one of our restricted subsidiaries;

•	any of the voting stock of a restricted subsidiary owned by us or by a restricted subsidiary is sold for cash or other property having a fair market value that is at least equal to the fair market value of the disposed stock, as determined in good faith by our board of directors; or

•	the issuance, sale, assignment, transfer or other disposition is made to us or another restricted subsidiary.

The transfer of assets from a restricted subsidiary to any other person, including us or another of our subsidiaries, is not prohibited under the senior indenture.

We may omit to comply with our agreements described under this subsection entitled “— Limitation on Liens; Disposition of Voting Stock” if the holders of a majority in principal amount of the outstanding Notes either waive our compliance in such instance or generally waive compliance with such agreements.

The senior indenture does not contain any provisions that will restrict us from incurring, assuming or becoming liable with respect to any indebtedness or other obligations, whether secured or unsecured, or from paying dividends or making other distributions on our capital stock or purchasing or redeeming our capital stock. The senior indenture does not contain any financial ratios or specified levels of net worth or liquidity to which we must adhere. In addition, the senior indenture does not contain any provision that would require that we repurchase or redeem or otherwise modify the terms of any of the Notes upon a change in control or other events involving us which may adversely affect the creditworthiness of the Notes.

We are not required pursuant to the senior indenture to repurchase the Notes, in whole or in part, with the proceeds of any sale, transfer or other disposition of any shares of capital stock of any restricted subsidiary (or of any subsidiary having any direct or indirect control of any restricted subsidiary). Further, the senior indenture does not provide for any restrictions on our use of such proceeds.

Modification

We and the trustee may enter into supplemental indentures that add, change or eliminate provisions of the senior indenture or modify the rights of the holders of all series of securities issued under the senior indenture and affected by such supplemental indenture with the consent of the holders of at least a majority in principal amount of such series of securities then outstanding. However, the senior indenture may not be modified or amended to:

•	change the stated maturity (i.e., the day on which the relevant payment is scheduled to become due) of the principal of, or any installment of principal of or any interest on, any debt security;

•	reduce the principal amount of any debt security;

•	reduce the rate of interest on any debt security;

•	reduce any additional amounts payable on any debt security;

•	reduce any premium payable upon the redemption of any debt security;

•	reduce the amount of the principal of an original issue discount security that would be due and payable upon a declaration of acceleration of its maturity under the terms of the senior indenture;

•	change any place of payment where, or the currency in which any debt security or any premium or interest on, that debt security is payable;

•	impair the right to institute suit for the enforcement of any payment of principal of or interest on or premium, if any, on any debt security on or after its stated maturity, or, in the case of redemption, on or after the redemption date;

•	reduce the percentage in principal amount of the outstanding debt securities of any series, the consent of whose holders is required for the supplemental indenture;

•	reduce the percentage in principal amount of the outstanding debt securities of any series, the consent of whose holders is required for any waiver of compliance with certain provisions of the senior indenture or certain defaults under the senior indenture and their consequences provided for in the senior indenture;

•	modify any of the provisions relating to supplemental indentures, control by holders of certain proceedings or waiver of certain covenants, except to increase the percentage in principal amount of the outstanding debt securities of a series required for the consent of holders to approve a supplemental indenture or a waiver of a past default or compliance with certain covenants or to provide that certain other provisions of the senior indenture cannot be modified or waived without the consent of the holder of each outstanding debt security that would be affected by such a modification or waiver; or

•	make any change that impairs or adversely affects the right of a holder to sue for payment due under the Notes;

without the consent of the holders of each of the debt securities affected by that modification or amendment.

A supplemental indenture that changes or eliminates any covenant or other provision of the senior indenture which has expressly been included solely for the benefit of the Notes, or which modifies the rights of the holders of the Notes with respect to such covenant or other provision, will be deemed not to affect the rights under the senior indenture of the holders of securities of any other series issued under the senior indenture.

Notwithstanding the foregoing, we and the trustee may enter into supplemental indentures for any of the following purposes without the consent of any holders:

•	to evidence the succession of any other entity to Alleghany and the assumption by such successor of all responsibilities under the senior indenture;

•	to add to the covenants of Alleghany under the senior indenture for the benefit of the holders of all or any series of securities issued under the senior indenture; to convey, transfer, assign, mortgage or pledge any property to or with the trustee or otherwise secure any series of the securities issued under the senior indenture or to surrender any right or power of Alleghany under the senior indenture;

•	to add any additional events of default with respect to all or any series of securities issued under the senior indenture;

•	to change or eliminate any of the provisions of the senior indenture, provided that there is no outstanding security of any series created prior to such change or elimination which is adversely affected by such change or elimination;

•	to establish the form or terms of securities of any series;

•	to supplement any of the provisions of the senior indenture to the extent necessary to permit or facilitate the defeasance and discharge of any series of securities issued under the senior indenture, if and only if any such action does not adversely affect the interest of the holders of any securities issued under the senior indenture in any material respect;

•	to evidence and provide for the acceptance of appointment by a successor trustee under the senior indenture and to add to or change any of the provisions of the senior indenture for the administration of the trusts under the senior indenture by more than one trustee;

•	to cure any ambiguity, to correct or supplement any provision which may be defective or inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under the senior indenture, if and only if any such change does not adversely affect the interest of the holders of any securities issued under the senior indenture in any material respect; or

•	to secure securities issued under the senior indenture pursuant to the terms of such securities.

Book-entry owners should consult their banks or brokers for information on how approval may be granted or denied if we seek to change the senior indenture or the Notes or request a waiver.

Consolidation, Merger and Sale of Assets

The senior indenture generally permits a consolidation or merger between us and another corporation. The senior indenture also permits us to sell or lease all or substantially all of our property and assets. If this happens, the surviving or acquiring company or lessee will assume all of our responsibilities and liabilities under the senior indenture, including the payment of all amounts due on the Notes and the performance of the covenants in the senior indenture. We will only consolidate or merge with or into any other company or sell or lease all, or substantially all, of our assets according to the terms and conditions of the senior indenture. The surviving or acquiring company will be substituted for us in the senior indenture with the same effect as if it had been an original party to the senior indenture.

If the steps described above are taken with respect to a consolidation, merger, sale or lease of all or substantially all of our assets, we will not need to obtain the approval of the holders of the Notes in order to engage in such transaction. Also, these steps will be required to be taken only if we wish to merge or consolidate with another entity or sell or lease our assets substantially as an entirety to another entity. We will not need to take these steps if we enter into other types of transactions, including any transaction in which we acquire the stock or assets of another entity, any transaction that involves a change in control of Alleghany but in which we do not merge or consolidate, and any transaction in which we sell less than substantially all our assets.

Thereafter, the successor company may exercise our rights and powers under the senior indenture, in our name or in its own name. Any act or proceeding our board of directors or any of our officers are required or permitted to do may be done by the board of directors or officers of the successor company. If we sell all or substantially all of our assets, we shall be released from all our liabilities and obligations under the senior indenture and the Notes.

Defeasance and Covenant Defeasance; No Sinking Fund

If there is a change in U.S. federal tax law as described below, subject to the conditions described below, at any time we may terminate all of our obligations under the Notes and the senior indenture (“legal defeasance”) except for certain obligations (including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes). In addition, subject to the conditions described below, at any time we may terminate: (1) our obligations under the covenants described under “— Covenants” and “— Limitation on Liens; Disposition of Voting Stock” and (2) the operation of the cross acceleration provision, described under “— Events of Default and Remedies” above (“covenant defeasance”).

If we exercise our legal defeasance option, payment of the Notes may not be accelerated because of an event of default with respect to the Notes. In such a case, the holders of the Notes would have to rely solely on the trust deposit for payments on the Notes, and would not be able to look to us for payment in the event of any shortfall.

If we exercise our covenant defeasance option, payment of the Notes may not be accelerated because of the cross acceleration provision described under “— Events of Default and Remedies” above or as a result of our failure to comply with the covenants described under “— Covenants” and “— Limitation on Liens; Disposition of Voting Stock” above. In such a case, the holders of the Notes can still look to us for repayment of the Notes in the event of any shortfall in the trust deposit. The holders should understand, however, that if one of the remaining events of default occurred, such as our bankruptcy, and the Notes became immediately due and payable, there may be a shortfall. Depending on the event causing the default, the holders may not be able to obtain payment of the shortfall.

The legal defeasance option or the covenant defeasance option may be exercised only if, among other things, the following conditions are satisfied:

•	We must deposit in trust for the benefit of all holders of the Notes a combination of money and U.S. government obligations that will generate enough cash to make interest, principal and any other payments on the Notes on their various due dates.

•	In the case of legal defeasance, there must be a change in current U.S. federal tax law or an Internal Revenue Service ruling that lets us make the above deposit without causing the holders to be taxed on the Notes any differently than if we did not make the deposit, and we must deliver to the trustee a legal opinion of our counsel confirming the tax law change described in this sentence. Under current federal tax law, the deposit and our legal release from the Notes would be treated as though we repurchased the Notes in exchange for the holders’ share of the cash and U.S. government obligations deposited in trust. In that event, the holder could recognize gain or loss on the Notes.

•	In the case of covenant defeasance, we must deliver to the trustee a legal opinion of our counsel confirming that under current U.S. federal income tax law we may make the above deposit without causing the holders to be taxed on the Notes any differently than if we did not make the deposit.

The Notes are not subject to any sinking fund.

Form, Exchange, Registration and Transfer

The Notes will be issued in registered form. The Notes may be transferred or exchanged at the corporate trust office of the trustee or at any other office or agency we maintain for such purposes without the payment of any service charge except for any tax or governmental charge. The registered securities to be transferred must be duly endorsed or accompanied by a written instrument of transfer, in a form satisfactory to us and the security registrar.

Governing Law

The senior indenture and the Notes will be governed by, and construed in accordance with, the laws of the State of New York, without regard to conflicts of laws principles.

Book-Entry System for Notes

The Depository Trust Company (“DTC”), which we refer to along with its successors in this capacity as the depositary, will act as securities depositary for the Notes. The Notes will be issued only as fully registered securities registered in the name of Cede & Co., the depositary’s nominee. One or more fully registered global notes, representing the total aggregate principal amount of the Notes, will be issued and will be deposited with the depositary or its custodian and will bear a legend regarding the restrictions on exchanges and registration of transfer referred to below.

The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in the Notes so long as the Notes are represented by global notes.

Investors may elect to hold interests in the Notes in global form through either DTC in the United States or Clearstream Banking, société anonyme (“Clearstream, Luxembourg”) or Euroclear Bank S.A./N.V. (“Euroclear”), if they are participants in those systems, or indirectly through organizations that are participants in those systems. Clearstream, Luxembourg and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream, Luxembourg’s and Euroclear’s names on the books of their respective depositaries, which in turn will hold such interests in customers’ securities accounts in the depositaries’ names on the books of DTC. Citibank, N.A. will act as depositary for Clearstream, Luxembourg and JPMorgan Chase Bank, N.A. will act as depositary for Euroclear (in such capacities, the “U.S. Depositaries”).

DTC advises that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The depositary holds securities that its participants (the “DTC Participants”) deposit with the depositary. The depositary also facilitates the settlement among participants of securities transactions, including transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. The depositary is owned by its member firms, including international broker/dealers, correspondent and clearing banks, mutual fund companies and investment banks. Access to the depositary’s system is also available to others, including securities brokers and dealers, banks and trust companies that clear transactions through or maintain a direct or indirect custodial relationship with a direct participant either directly, or indirectly. The rules applicable to the depositary and its participants are on file with the SEC.

Clearstream, Luxembourg advises that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream, Luxembourg holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream, Luxembourg provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream, Luxembourg interfaces with domestic markets in several countries. As a professional depositary, Clearstream, Luxembourg is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream, Luxembourg is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly.

Distributions with respect to interests in the Notes held beneficially through Clearstream, Luxembourg will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures, to the extent received by the U.S. Depositary for Clearstream, Luxembourg.

Euroclear advises that it was created in 1968 to hold securities for participants of Euroclear (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within the Euroclear System, withdrawals of securities and cash from the Euroclear System, and receipts of payments with respect to securities in the Euroclear System. All securities in the Euroclear System are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants, and has no records of or relationship with persons holding through Euroclear Participants.

Distributions with respect to the Notes held beneficially through the Euroclear System will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions, to the extent received by the U.S. Depositary for the Euroclear System.

We will issue the Notes in definitive certificated form if the depositary notifies us that it is unwilling or unable to continue as depositary or the depositary ceases to be a clearing agency registered under the Exchange Act, and a successor depositary is not appointed by us within 90 days. In addition, beneficial interests in a global note may be exchanged for definitive certificated notes upon request by or on behalf of the depositary in accordance with customary procedures following the request of a beneficial owner seeking to exercise or enforce its rights under such notes. If we determine at any time that the Notes shall no longer be represented by global notes, we will inform the depositary of such determination who will, in turn, notify participants of their right to withdraw their beneficial interest from the global notes, and if such participants elect to withdraw their beneficial interests, we will issue certificates in definitive form in exchange for such beneficial interests in the global notes. Any global note, or portion thereof, that is exchangeable pursuant to this paragraph will be exchangeable for note certificates, as the case may be, registered in the names directed by the depositary. We expect that these instructions will be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in the global notes.

As long as the depositary or its nominee is the registered owner of the global notes, the depositary or its nominee, as the case may be, will be considered the sole owner and holder of the global notes and all Notes represented by these global notes for all purposes under the Notes and the indenture governing the Notes. Except in the limited circumstances referred to above, owners of beneficial interests in global notes:

•	will not be entitled to have the Notes represented by these global notes registered in their names, and

•	will not be considered to be owners or holders of the global notes or any Notes represented by these global notes for any purpose under the Notes or the senior indenture.

All payments on the Notes represented by the global notes and all transfers and deliveries of related notes will be made to the depositary or its nominee, as the case may be, as the holder of the securities.

Ownership of beneficial interests in the global notes will be limited to participants or persons that may hold beneficial interests through institutions that have accounts with the depositary or its nominee. Ownership of beneficial interests in global notes will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the depositary or its nominee, with respect to participants’ interests, or any participant, with respect to interests of persons held by the participant on their behalf. Payments, transfers, deliveries, exchanges and other matters relating to beneficial interests in global notes may be subject to various policies and procedures adopted by the depositary from time to time. Neither we nor the trustee will have any responsibility or liability for any aspect of the depositary’s or any participant’s records relating to, or for payments made on account of, beneficial interests in global notes, or for maintaining, supervising or reviewing any of the depositary’s records or any participant’s records relating to these beneficial ownership interests.

Although the depositary has agreed to the foregoing procedures in order to facilitate transfers of interests in the global notes among participants, the depositary is under no obligation to perform or continue to perform these procedures, and these procedures may be discontinued at any time. We will not have any responsibility for the performance by the depositary or its direct participants or indirect participants under the rules and procedures governing the depositary.

The information in this section concerning the depositary, its book-entry system, Clearstream, Luxembourg and the Euroclear System has been obtained from sources that we believe to be reliable, but we have not attempted to verify the accuracy of this information.

Global Clearance and Settlement Procedures

Initial settlement for the Notes will be made in immediately available funds. Secondary market trading between DTC Participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System. Secondary market trading between Clearstream Participants and/or Euroclear Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream, Luxembourg and the Euroclear System, as applicable.

Cross-market transfers between persons holding directly or indirectly through DTC on the one hand, and directly or indirectly through Clearstream Participants or Euroclear Participants, on the other, will be effected through DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its U.S. Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. Depositary to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream Participants and Euroclear Participants may not deliver instructions directly to their respective U.S. Depositaries.

Because of time-zone differences, credits of Notes received in Clearstream, Luxembourg or the Euroclear System as a result of a transaction with a DTC Participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in such Notes settled during such processing will be reported to the relevant Euroclear Participant or Clearstream Participant on such business day. Cash received in Clearstream, Luxembourg or the Euroclear System as a result of sales of the Notes by or through a Clearstream Participant or a Euroclear Participant to a DTC Participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream, Luxembourg or the Euroclear System cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream, Luxembourg and the Euroclear System have agreed to the foregoing procedures in order to facilitate transfers of Notes among participants of DTC, Clearstream, Luxembourg and the Euroclear System, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued or changed at any time.

Relationship with the Trustee

The Bank of New York Mellon is the trustee under the senior indenture. The trustee under the senior indenture has two main roles:

•	first, the trustee can enforce your rights against us if we default. There are some limitations on the extent to which the trustee acts on your behalf, which we described above under “— Event of Default and Remedies”; and

•	second, the trustee performs administrative duties for us, such as sending you interest payments and notices.

Subject to the provisions of the Trust Indenture Act of 1939, as amended, the trustee is under no obligation to exercise any of its powers vested in it by the senior indenture at the request of any holder of the Notes unless the holder offers the trustee indemnity satisfactory to it against the costs, expenses and liabilities which might result. The trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in performing its duties if the trustee reasonably believes that it is not reasonably assured of repayment or indemnity satisfactory to it. We have entered, and from time to time may continue to enter, into banking or other relationships with The Bank of New York Mellon or its affiliates.

The trustee may resign or be removed with respect to one or more series of debt securities under the senior indenture, and a successor trustee may be appointed to act with respect to such series.

CERTAIN MATERIAL UNITED STATES FEDERAL TAX CONSIDERATIONS

This section describes certain material U.S. federal income tax considerations relating to the purchase, ownership, and disposition of the Notes. Except where noted, this summary deals only with a Note that is held (1) as a “capital asset” for tax purposes and (2) by a beneficial owner who purchased a Note on original issuance at its “issue price” (the first price at which a substantial portion of the Notes is sold to persons other than bond houses, brokers, or similar persons or organizations acting in the capacity of initial purchasers, placement agents or wholesalers). This summary does not address all aspects of U.S. federal income taxation and does not deal with all tax consequences that may be relevant to holders in light of their personal circumstances or particular situations, such as:

•	tax consequences to a holder who may be subject to special tax treatment, including a dealer in securities or currencies, bank, financial institution, tax-exempt organization, tax-exempt entity, insurance company, real estate investment trust, regulated investment company, grantor trust, trader in securities that elect to use a mark-to-market method of accounting for their securities, foreign or domestic partnership or other entity treated as a partnership for U.S. federal income tax purposes, or expatriate;

•	tax consequences to persons holding Notes as a part of a hedging, integrated, conversion or constructive sale transaction or a straddle; and

•	tax consequences to U.S. holders (as defined below) of Notes whose “functional currency” is not the U.S. dollar.

This section does not consider the specific facts and circumstances that may be relevant to a particular holder and does not address alternative minimum tax considerations, considerations related to the Medicare contribution tax, estate tax considerations, or the treatment of a holder under the laws of any state, local or foreign taxing jurisdiction. This section is based on the tax laws of the United States, including the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed U.S. Treasury Regulations (“Treasury Regulations”), and administrative and judicial interpretations, all as currently in effect. These laws are subject to change, possibly on a retroactive basis. There can be no assurances that the Internal Revenue Service (the “IRS”) will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the U.S. federal income tax consequences of purchasing, owning, or disposing of the Notes.

If a partnership (or other entity treated as a partnership) holds the Notes, the U.S. federal income tax treatment of a partner will generally depend upon the status of the partner and the tax treatment of the partnership. If you are a partner in a partnership (or other entity treated as a partnership) holding Notes, you should consult your own tax advisor with regard to the U.S. federal income tax treatment of holding the Notes.

If you are considering the purchase of Notes, you should consult your own tax advisors concerning the U.S. federal income tax consequences to you in light of your own specific situation, as well as consequences of U.S. federal estate or gift tax laws, foreign, state and local laws, and tax treaties.

As used herein, the term “U.S. holder” means a beneficial owner of Notes that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation, or an entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any state of the United States, including the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust (or if such trust has made a valid election under applicable Treasury Regulations to be treated as a United States person).

Except as provided in the next sentence, a “non-U.S. holder” is a beneficial owner of Notes (other than a partnership, including for this purpose any entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not a U.S. holder. You are not a non-U.S. holder if you are a nonresident alien individual present in the United States for 183 days or more in the taxable year of disposition of a Note, or if you are a former citizen or former resident of the United States, in which case you should consult your tax adviser regarding the U.S. federal income tax consequences of owning or disposing of a Note.

Consequences to U.S. Holders

This subsection describes the tax consequences to a U.S. holder relating to the purchase, ownership, and disposition of the Notes. If you are not a U.S. holder, this subsection does not apply to you and you should refer to “— Consequences to Non-U.S. Holders” below.

Payment of Interest

We do not anticipate that the Notes will be issued with original issue discount. Thus, stated interest on a Note will generally be taxable to a U.S. holder as ordinary income at the time it is paid or accrued, depending on the U.S. holder’s method of accounting for tax purposes.

Potential Contingent Payment Debt Treatment

In certain circumstances, we may be obligated to make payments on the Notes in excess of the stated interest and principal payable on the Notes. The obligation to make these payments may implicate the provisions of the Treasury Regulations relating to “contingent payment debt instruments.” If the Notes were deemed to be contingent payment debt instruments, U.S. holders would generally be required to treat any gain recognized on the sale or other disposition of the Notes as ordinary income rather than as capital gain. Furthermore, U.S. holders would be required to accrue interest income on a constant yield basis at an assumed yield determined at the time of issuance of the Notes, with adjustments to such accruals when any contingent payments are made that differ from the payments calculated based on the assumed yield. We do not intend to treat the Notes as contingent payment debt instruments. Our position that the Notes are not contingent payment debt instruments is binding on U.S. holders unless they disclose their contrary positions to the IRS in the manner required by applicable Treasury Regulations. Our position that the Notes are not contingent payment debt instruments is not, however, binding on the IRS and there can be no assurance that the IRS would not take a contrary position. U.S. holders of the Notes should consult their own tax advisors regarding the possible application of the contingent payment debt instrument rules to the Notes. The remainder of this discussion assumes that the Notes will not be considered contingent payment debt instruments.

Sale, Exchange, Redemption or Other Taxable Disposition of Notes

A U.S. holder will generally recognize capital gain or loss upon the sale, exchange, redemption or other taxable disposition of a Note equal to the difference between the amount realized (less accrued interest, which will be taxable as ordinary interest income to the extent that the holder has not previously included the accrued interest in gross income) upon the sale, exchange, redemption or other taxable disposition and such U.S. holder’s adjusted tax basis in the Note. A U.S. holder’s tax basis in a Note will generally be equal to the amount that the U.S. holder paid for the Note. Capital gain of most non-corporate U.S. holders is currently taxed at a reduced rate (currently a maximum rate of 20%) where the U.S. holder has a holding period greater than one year. Subject to limited exceptions, the deductibility of capital losses is subject to limitations under the Code.

Information Reporting and Backup Withholding

Information reporting requirements generally will apply to payments of interest on the Notes and to the proceeds of a sale, exchange, redemption, retirement or other disposition of a Note paid to a U.S. holder unless the U.S. holder is an exempt recipient (such as a corporation) and properly establishes its exemption. Backup withholding, currently at a 28% rate, generally will apply to those payments if the U.S. holder fails to provide, on a properly executed, under penalties of perjury, IRS Form W-9 or substantially similar form:

•	its taxpayer identification number;

•	a certification that (1) the U.S. holder is exempt from backup withholding, (2) the U.S. holder has not been notified by the IRS that it is subject to backup withholding as a result of a failure to report all interest or dividends, or (3) the U.S. holder has been notified by the IRS that it is no longer subject to backup withholding; and

•	a certification that it is a U.S. person (including a U.S. resident alien).

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Consequences to Non-U.S. Holders

This subsection describes the tax consequences to a non-U.S. holder, as defined above. If you are a U.S. holder, this subsection does not apply to you.

Taxation of Interest

If you are a non-U.S. holder of a Note and the interest income on a Note is not effectively connected with a U.S. trade or business, payments of interest to you will generally be subject to U.S. federal income tax at a rate of 30% (or a reduced rate under the terms of an applicable income tax treaty between the United States and the non-U.S. holder’s country of residence), collected by means of withholding by the payor. However, payments of interest on the Notes to most non-U.S. holders will qualify as “portfolio interest,” and thus will be exempt from U.S. federal income tax, including withholding of such tax, if:

•	you do not own, actually or constructively, shares of stock representing at least 10% of the total combined voting power of all classes of our stock entitled to vote;

•	you are not a “controlled foreign corporation” that is related, actually or constructively, to Alleghany through stock ownership;

•	you are not a bank that acquired the Notes in consideration for an extension of credit made pursuant to a loan agreement entered into in the ordinary course of your trade or business; and

•	the applicable payor or its agent does not have actual knowledge or reason to know that you are a U.S. person and you have furnished to such payor or its agent a properly executed IRS Form W-8BEN or W-8BEN-E (or appropriate substitute form) upon which you certify, under penalties of perjury, that you are a non-U.S. person (or, if you hold the note through a financial institution or other agent acting on your behalf, you will be required to provide appropriate documentation to the agent, and your agent will then be required to provide certification to us or our paying agent, either directly or through other intermediaries).

In general, a foreign corporation is a controlled foreign corporation if more than 50% of its stock is owned, actually or constructively, by one or more U.S. persons that each owns, actually or constructively, at least 10% of the total combined voting power of the corporation’s stock.

If any interest on the Notes or gain from the sale, exchange, redemption, or other disposition of the Notes is effectively connected with a U.S. trade or business conducted by the non-U.S. holder, then the income or gain will be subject to U.S. federal income tax on a net income basis at the regular graduated rates and generally in the same manner applicable to U.S. holders. If the non-U.S. holder is eligible for the benefits of an income tax treaty between the United States and the holder’s country of residence, any “effectively connected” income or gain generally will be subject to U.S. federal income tax only if it is also attributable to a permanent establishment or fixed base maintained by the holder in the United States. Payments of interest that are effectively connected with a U.S. trade or business (and, if an income tax treaty applies, attributable to a permanent establishment or fixed base), and therefore included in the gross income of a non-U.S. holder, will not be subject to 30% withholding provided that the holder claims exemption from withholding by timely providing the payor or its agent a properly executed IRS Form W-8ECI, W-8BEN or W-8BEN-E (or appropriate substitute form). If the non-U.S. holder is a corporation, that portion of its earnings and profits that is effectively connected with its U.S. trade or business generally also would be subject to a “branch profits tax.” The branch profits tax rate is generally 30%, although an applicable income tax treaty might provide for a lower rate.

Sale, Exchange, Retirement and Other Disposition of the Notes

Non-U.S. holders generally will not be subject to U.S. federal income tax or withholding tax on gain realized on the sale, exchange, redemption or other disposition of a Note unless:

•	the gain is effectively connected with the conduct by the non-U.S. holder of a U.S. trade or business (and, generally, if an income tax treaty applies, the gain is attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. holder), in which case the gain would be subject to tax in the same manner as a U.S. Holder with respect to such gain;

•	subject to certain exceptions, the non-U.S. holder is an individual who is present in the United States for 183 days or more in the year of disposition and certain other conditions apply, in which case, except as otherwise provided by an applicable income tax treaty, the gain will be taxed at a 30% rate, which may be offset by U.S. source capital losses, even though the individual may not be considered a resident of the United States; or

•	the gain represents accrued interest, in which case the rules described under “— Consequences to Non-U.S. Holders — Taxation of Interest” would apply.

Non-U.S. holders are urged to consult their own tax advisers for information on the impact of these withholding regulations.

Information Reporting and Backup Withholding

Information returns may be filed with the IRS with respect to payments on the Notes. Backup withholding and information reporting on IRS Form 1099 will not apply to payments of principal and interest to a non-U.S. holder provided that you are (1) the beneficial owner of the Notes and you certify to the applicable payor or its agent, under penalties of perjury, that you are not a U.S. person and provide your name and address on a duly executed IRS Form W-8BEN or W-8BEN-E (or a suitable substitute form), (2) a securities clearing organization, bank, or other financial institution, that holds customers’ securities in the ordinary course of its trade or business (a “financial institution”) and that certifies under penalties of perjury that such an IRS Form W-8BEN or W-BEN-E (or a suitable substitute form) has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and furnishes the payor with a copy thereof, or (3) otherwise exempt from backup withholding and information reporting (provided that neither the payor nor their agent has actual knowledge that you are a U.S. person or that the conditions of any other exemptions are not in fact satisfied). Interest payments made to a non-U.S. holder by Alleghany may, however, be reported to the IRS and to such non-U.S. holder on IRS Form 1042-S.

Information reporting and backup withholding generally will not apply to a payment of the proceeds of a sale of the Notes effected outside the U.S. by a foreign office of a foreign broker. However, information reporting requirements (but not backup withholding) will apply to a payment of the proceeds of a sale of the Notes effected outside the U.S. by a foreign office of a broker if the broker (1) is a U.S. person, (2) derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the U.S., (3) is a “controlled foreign corporation” for U.S. federal income tax purposes, or (4) is a foreign partnership that, at any time during its taxable year is 50% or more (by income or capital interest) owned by U.S. persons or is engaged in the conduct of a U.S. trade or business, unless in any such case the broker has documentary evidence in its records that the holder is a non-U.S. holder and certain conditions are met, or the holder otherwise establishes an exemption. Payment of the proceeds of a sale of the Notes by a U.S. office of a broker will be subject to both backup withholding and information reporting unless the holder certifies its non-U.S. status under penalties of perjury or otherwise establishes an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against that holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS. The backup withholding tax rate is currently 28%.

Additional Withholding Requirements on Payments Made to Foreign Accounts

Pursuant to Sections 1471 through 1474 of the Code, we may be required to withhold U.S. federal income tax at the rate of 30% on payments of interest and, beginning on January 1, 2017, gross proceeds from the sale or other taxable disposition (including a retirement or redemption) of the notes made to non-U.S. financial institutions and certain other non-U.S. nonfinancial entities unless they satisfy certain reporting requirements. To avoid withholding, foreign financial institutions will need to (i) enter into agreements with the IRS that state that they will provide the IRS information, including the names, addresses and taxpayer identification numbers of direct and indirect U.S. account holders, comply with due diligence procedures with respect to the identification of U.S. accounts, report to the IRS certain information with respect to U.S. accounts maintained, agree to withhold tax on certain payments made to non-compliant foreign financial institutions or to account holders who fail to provide the required information, and determine certain other information as to their account holders, or (ii) in the event that an applicable intergovernmental agreement and implementing legislation are adopted, comply with modified requirements including in some cases providing local revenue authorities with similar account holder information. Other foreign entities will need to either provide the name, address, and taxpayer identification number of each substantial U.S. owner or certifications of no substantial U.S. ownership unless certain exceptions apply or agree to provide certain information to other revenue authorities for transmittal to the IRS. Accordingly, the entity through which the notes are held will affect the determination of whether such withholding is required. Additionally, this withholding tax will apply to all withholdable payments without regard to whether the beneficial owner of the payment would otherwise be entitled to an exemption from the imposition of other withholding tax pursuant to an applicable tax treaty with the United States or U.S. domestic law. Prospective holders of the notes are encouraged to consult with their own tax advisors regarding the possible implications of this legislation on their investment in the notes.

BENEFIT PLAN INVESTOR CONSIDERATIONS

The following is a summary of certain considerations associated with the purchase of the Notes, holding and, to the extent relevant, disposition of notes by an employee benefit plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), a plan described in Section 4975 of the Code, including an individual retirement account (“IRA”), a Roth IRA or a Keogh plan, which covers only self-employed persons (including partners), a plan subject to provisions under applicable federal, state, local, non-U.S. or other laws or regulations that are similar to the provisions of Title I of ERISA or Section 4975 of the Code (“Similar Laws”) and any entity whose underlying assets include “plan assets” by reason of any such employee benefit or retirement plan’s investment in such entity (each of which we refer to as a “Plan”).

The law governing investment of plans is subject to extensive administrative and judicial interpretations. Accordingly, the following discussion is not intended to be exhaustive, but rather representative of the legal issues that may be of concern to a Plan investor. Because of the different factual patterns that may arise in connection with the purchase or holding of the Notes, independent advisors should be sought regarding each Plan’s prospective situation.

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan with its fiduciaries or other interested parties. In general, under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan. A Plan fiduciary should consider the fiduciary standards applicable to the Plan in the context of the Plan’s particular circumstances before authorizing an investment in the Notes. For example Section 404(a)(1) of ERISA and the regulations promulgated thereunder by the U.S. Department of Labor (“DOL”) provide as a general rule that a fiduciary with respect to a Plan subject to ERISA must discharge its duties with respect to the Plan in a prudent manner, and must perform his or her services solely in the interest of, and act for the exclusive benefit of, Plan participants and beneficiaries. ERISA also requires that a fiduciary of a Plan subject to ERISA act in accordance with the written plan documents and instruments under which the Plan is administered including without limitation the investment policy (unless such documents are contrary to ERISA). The Plan fiduciary should also consider whether the investment is appropriate in view of its obligations under ERISA or other applicable law to diversify the investments of the Plan so as to minimize the risk of large losses. Likewise, an ERISA Plan fiduciary should consider whether, in view of all of the facts and circumstances, the investment is consistent with its obligations under Section 404(a)(1)(B) of ERISA to discharge one’s fiduciary duties “with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent man acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims.” A Plan fiduciary must also determine that the investment in the Notes will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code, as discussed more fully below.

In analyzing the prudence of the acquisition and holding of the Notes, attention should be given to the DOL’s regulation relating to the investment of assets of a Plan subject to ERISA under the prudence standard (29 C.F.R. Section 2550.404a-1). The regulation advises that before engaging in a proposed investment, a fiduciary should determine that the investment, viewed in light of its role in the overall investment portfolio for which the fiduciary has responsibility, is designed reasonably to further the Plan’s purposes, taking into account the risk of loss and opportunity for gain involved in the investment. In reaching this determination, the fiduciary is advised to consider the portfolio’s composition with regard to diversification, the liquidity and current return of the total portfolio relative to anticipated cash flow needs of the Plan, the projected return of the total portfolio relative to the Plan’s funding objectives, and the consistency of the Partnership’s investment objectives with the overall governing documents of the Plan.

Our acceptance of a subscription from a Plan does not constitute a representation or judgment by us that the acquisition of the Notes or any continued holding of the Notes is an appropriate or permissible investment for the Plan or that such an investment meets the legal requirements applicable to such entity. Those considering the purchase of Notes on behalf of a Plan remain responsible for the Plan’s compliance with all applicable legal requirements.

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans, including IRAs, Keogh plans any other plans that are subject to Section 4975 of the Code, from engaging in certain transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code with respect to the Plan. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of an ERISA Plan that engages in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. In the case of an IRA, the occurrence of a prohibited transaction could cause the IRA to lose its tax-exempt status, resulting in immediate taxation of the fair market value of the IRA at the beginning of the plan year in which the prohibited transaction occurs and possibly an excise tax for early withdrawal. Plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) are not subject to the requirements of Section 406 of ERISA or Section 4975 of the Code but may be subject to similar provisions under Similar Laws. For example, governmental plans and non-electing church plans are subject to prohibitions against certain related party transactions under Section 503 of the Code, which prohibitions operate similarly to the prohibited transaction rules under ERISA Section 406 and Code Section 4975. In addition, the fiduciary of any governmental or church plan must consider applicable state or local laws, if any, and the restrictions and duties of common law, if any, imposed upon such Plan before acquiring the Notes. The acquisition and holding of the Notes by a ERISA Plan or any entity whose underlying assets include “plan assets” by reason of any ERISA Plan’s investment in the entity (a “Plan Asset Entity”) with respect to which we or certain of our affiliates are or become a party in interest or disqualified person may result in a prohibited transaction under ERISA and/or the Code, unless the Notes are acquired pursuant to an applicable exemption. The U.S. Department of Labor has issued prohibited transaction class exemptions, or “PTCEs,” that may provide exemptive relief for prohibited transactions that may result in connection with the purchase or holding of the Notes. These exemptions include PTCE 84-14 (for certain transactions effected by qualified professional asset managers), PTCE 90-1 (for certain transactions involving insurance company pooled separate accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 95-60 (for transactions involving certain insurance company general accounts), and PTCE 96-23 (for transactions effected by in-house asset managers). In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code each provides a limited exemption, commonly referred to as the “service provider exemption,” that may apply to the purchase and sale of securities of a person that is a party in interest and/or a disqualified person (other than a fiduciary or an affiliate that, directly or indirectly, has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of any ERISA Plan involved in the transaction) solely by reason of providing services to the Plan or by relationship to a service provider, provided that neither the issuer of such securities nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of the ERISA Plan involved in the transaction, and provided further that the ERISA Plan pays no more and receives no less than “adequate consideration” in connection with the transaction. There can be no assurance that all of the conditions of any such exemptions will be satisfied at the time that the Notes are acquired by a purchaser, or thereafter, if the facts relied upon for utilizing a prohibited transaction exemption change.

Any purchaser or holder of the Notes or any interest therein will be deemed to have represented by its purchase and holding of the Notes offered hereby that either (1) it is not a Plan or a Plan Asset Entity and is not purchasing the Notes on behalf of or with the assets of any Plan or a Plan Asset Entity or (2) the purchase and holding of the Notes will not constitute a non-exempt prohibited transaction under ERISA, the Code or a similar violation under any applicable Similar Laws. In addition, the fiduciary of each prospective investor that is a governmental plan will be required to represent and warrant that the acquisitions and holding of the Note is permissible, complies in all respect with applicable law, and has been duly authorized.

Under the DOL’s plan asset regulations, a distinction is drawn between debt investments and equity investments. Under those regulations, if a plan makes a debt investment in an entity, the debt instrument is a plan asset, but the underlying assets of the entity do not become plan assets solely by reason of the investment. A debt instrument is defined as an investment in an “instrument that is treated as indebtedness under applicable local law and which has no substantial equity features”, tested not solely at the time that an investment is made but continuously. Applying this definition, Notes acquired by a Plan will be plan assets, but not the underlying assets of the issuer.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is important that fiduciaries or other persons considering purchasing the Notes on behalf of or with the assets of any Plan or a Plan Asset Entity consult with their counsel regarding the availability of exemptive relief under any of applicable PTCEs listed above, the service provider exemption or the potential consequences of any purchase or holding under Similar Laws, as applicable. Purchasers of the Notes have exclusive responsibility for ensuring that their purchase and holding of the Notes do not violate the fiduciary or prohibited transaction rules of ERISA or the Code or any similar provisions of Similar Laws. The sale of any Note to a Plan or Plan Asset Entity is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by any such Plans or Plan Asset Entities generally or any particular Plan or Plan Asset Entity or that such investment is appropriate for such Plans or Plan Asset Entities generally or any particular Plan or Plan Asset Entity.

The foregoing statements regarding the consequences under ERISA and the Code of the acquisition, holding and sale of the Notes are based upon the provisions of ERISA and the Code as currently in effect and the existing administrative and judicial interpretations thereunder. No assurance can be given that administrative, judicial or legislative changes will not occur that will make the foregoing statements incorrect or incomplete.

UNDERWRITING (CONFLICTS OF INTEREST)

BMO Capital Markets Corp., Goldman, Sachs & Co., Morgan Stanley & Co. LLC and U.S. Bancorp Investments, Inc. are acting as representatives of each of the underwriters named below. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally and not jointly agreed to purchase, the aggregate principal amount of the Notes set forth opposite its name below.

Underwriters	Principal Amount of Notes
BMO Capital Markets Corp.	$
Goldman, Sachs & Co.
Morgan Stanley & Co. LLC
U.S. Bancorp Investments, Inc.

Total	$

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the Notes sold under the underwriting agreement if any of these Notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters and their controlling persons against certain liabilities in connection with this offering, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the Notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the Notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The representatives have advised us that the underwriters propose initially to offer the Notes to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at such price less a concession not in excess of     % of the principal amount of the Notes. The underwriters may allow, and such dealers may reallow, a concession not in excess of     % of the principal amount of the Notes. After the initial offering, the public offering price and other selling terms of the offering may be changed.

The expenses of the offering, not including the underwriting discount, are estimated at $         and are payable by us.

New Issue of Notes

The Notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the Notes on any national securities exchange or for inclusion of the Notes on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the Notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the Notes or that an active public market for the Notes will develop. If an active public trading market for the Notes does not develop, the market price and liquidity of the Notes may be adversely affected. If the Notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions and other factors.

Price Stabilization and Short Positions

In connection with the offering of the Notes, certain of the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes. Specifically, the underwriters may overallot in connection with the offering, creating a short position. In addition, the underwriters may bid for, and purchase, the Notes in the open market to cover short positions or to stabilize the price of the Notes. Any of these activities may stabilize or maintain the market price of the Notes above independent market levels, but no representation is made hereby of the magnitude of any effect that the transactions described above may have on the market price of the Notes. The underwriters will not be required to engage in these activities, and may engage in these activities, and may end any of these activities, at any time without notice. In connection with the offering, the underwriters may purchase and sell the Notes in the open market. These transactions may include short sales and purchases on the open market to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater principal amount of Notes than they are required to purchase in the offering. The underwriters must close out any short position by purchasing Notes in the open market. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Notes in the open market after pricing that could adversely affect investors who purchase in the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of the Notes or preventing or retarding a decline in the market price of the Notes. As a result, the price of the Notes may be higher than the price that might otherwise exist in the open market.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Notes. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Conflicts of Interest

As described in “Use of Proceeds” in this prospectus supplement, we intend to use the net proceeds of this offering to redeem a portion of the outstanding 5.75% Senior Notes of TransRe due December 2015. Certain of the underwriters (or their affiliates) may hold such notes and would receive a portion of the proceeds from this offering as a result of the redemption of such notes. If any one underwriter, together with its affiliates, were to receive 5% or more of the net proceeds as a result of the redemption, such underwriter would be deemed to have a “conflict of interest” with us in regard to this offering under Rule 5121 of FINRA. Accordingly, this offering will be conducted in accordance with FINRA Rule 5121. No underwriter with a “conflict of interest” under FINRA Rule 5121 will confirm sales to any discretionary accounts without receiving specific written approval from the account holder. A qualified independent underwriter is not necessary for this offering pursuant to FINRA Rule 5121(a)(1)(C).

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates for which they have received and may continue to receive customary fees and commissions.

In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and instruments of ours or our affiliates. Certain of the underwriters and their affiliates that have a lending relationship with us routinely hedge their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the Notes offered hereby. Any such short positions could adversely affect future trading prices of the Notes offered hereby. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or financial instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.

U.S. Bank National Association, an affiliate of U.S. Bancorp Investments, Inc., one of the underwriters of the offering contemplated by this prospectus supplement, is the agent under our existing revolving credit facility which we entered into on October 15, 2013. As of the date of this prospectus supplement, no amounts are outstanding under such credit facility.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of notes which are the subject of the offering contemplated by this prospectus supplement and the accompanying prospectus to the public in that Relevant Member State other than:

(a) to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b) to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the Representatives for any such offer; or

(c) in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes shall require the Company or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive. For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State.

This prospectus supplement and accompanying prospectus have been prepared on the basis that any offer of notes in any Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of notes. Accordingly any person making or intending to make an offer in that Relevant Member State of notes which are the subject of the placement contemplated in this prospectus supplement and the accompanying prospectus may only do so in circumstances in which no obligation arises for the Company or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive, in each case, in relation to such offer. Neither the Company nor the underwriters have authorised, nor do they authorise, the making of any offer of notes in circumstances in which an obligation arises for the Company or the underwriters to publish a prospectus for such offer.

The expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Notice to Prospective Investors in the United Kingdom

This prospectus supplement and the accompanying prospectus are only being distributed to, and are only directed at, (1) persons who are outside the United Kingdom or (2) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (3) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (each such person being referred to as a “relevant person”). The notes are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire the notes will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this prospectus supplement or the accompanying prospectus or any of their contents.

Each underwriter has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Finance Service and Market Act 2000 (“FSMA”) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to the Company; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Notice to Prospective Investors in Hong Kong

The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Notice to Prospective Investors in Japan

The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

EXPERTS

The consolidated financial statements of Alleghany Corporation and subsidiaries (the Company) at December 31, 2013, and for each of the two years in the period ended December 31, 2013 (including schedules), appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, and the effectiveness of the Company’s internal control over financial reporting as of December 31, 2013 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and the Company management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2013 are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated statements of earnings and comprehensive income, changes in stockholders’ equity and cash flows for the year ended December 31, 2011 and related schedules of Alleghany Corporation and subsidiaries (the Company), have been incorporated by reference herein from the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, in reliance upon the report of KPMG LLP, independent registered public accounting firm, and upon the authority of such firm as experts in accounting and auditing.

LEGAL MATTERS

The validity of the Notes will be passed upon for Alleghany Corporation by Olshan Frome Wolosky LLP, New York, New York. Certain legal matters will be passed upon for the underwriters by Willkie Farr & Gallagher LLP, New York, New York.

PROSPECTUS

ALLEGHANY CORPORATION

Debt Securities

We may from time to time offer to sell the debt securities described in this prospectus. The debt securities will be our senior unsecured obligations and will rank equally with all of our other senior unsecured indebtedness.

Each time we offer debt securities using this prospectus, we will provide specific terms of the debt securities including the offering price in supplements to this prospectus. The prospectus supplements may also add to, update or change the information in this prospectus and will also describe the specific manner in which we will offer the debt securities. You should read the prospectus supplement and this prospectus, along with the documents incorporated by reference, prior to investing in our debt securities.

We may offer and sell the debt securities to or through underwriters, dealers and agents, or directly to purchasers. The names and compensation of any underwriters or agents involved in the sale of debt securities will be described in a prospectus supplement. The names of any underwriters, dealers or agents will be disclosed in a prospectus supplement. If any agents, dealers or underwriters are involved in the sale of any debt securities, the applicable prospectus supplement will set forth any applicable commissions or discounts.

Investing in these debt securities involves risks. You should consider the information under “Risk Factors” on page 1 of this prospectus as well as the risk factors contained in other documents incorporated by reference into this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 29, 2014.

You should rely only on the information contained or incorporated by reference in this prospectus, any accompanying prospectus supplement or in any free writing prospectus that we may provide you in connection with the sale of the debt securities. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell the debt securities in any jurisdiction where such offer or sale is not permitted. You should not assume that the information appearing in this prospectus, any accompanying prospectus supplement or the documents incorporated by reference is accurate as of any date other than the date of the applicable document or such other date referred to in that document. Our business, financial condition, results of operations and prospects may have changed since those dates.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) using a shelf registration process. Under the shelf registration process, we may, at any time and from time to time, sell the debt securities described in this prospectus in one or more offerings.

This prospectus provides you with a general description of the debt securities that we may offer. Each time we offer debt securities using this prospectus, we will provide specific terms of the debt securities, including the offering price, in supplements to this prospectus. The prospectus supplements may also add to, update or change the information in this prospectus and will also describe the specific manner in which we will offer the debt securities. You should read the prospectus supplement and this prospectus, along with the documents incorporated by reference and described under the heading “Where You Can Find More Information,” prior to investing in our debt securities. You should also read and consider the information set forth in the section entitled “Risk Factors” in each of the prospectus supplement and this prospectus, and the documents incorporated by reference in the prospectus supplement and this prospectus, before you make an investment decision.

We have filed or incorporated by reference exhibits to the registration statement of which this prospectus forms a part. You should read the exhibits carefully for provisions that may be important to you.

We are not making an offer to sell the debt securities in any jurisdiction where the offer or sale of the debt securities is not permitted.

References in this prospectus to “Alleghany,” “the Company,” “we,” “us” and “our” refer to Alleghany Corporation and its consolidated subsidiaries, unless otherwise stated or the context otherwise requires.

RISK FACTORS

Investing in our debt securities involves risk. Prior to making a decision about investing in our debt securities, you should consider the risks described in the section entitled “Risk Factors” in any prospectus supplement and the risks described in our most recent Annual Report on Form 10-K filed with the SEC, in each case as these risk factors are amended or supplemented by subsequent Quarterly Reports on Form 10-Q, which have been or will be incorporated by reference into this prospectus. The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations. Any adverse effect on our business, financial condition or results of operations could result in a decline in the value of our securities and the loss of all or part of your investment.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public from the SEC’s website at http://www.sec.gov. You may also read and copy any document that we file with the SEC at the SEC’s public reference room in Washington, D.C. located at 100 F Street, N.E., Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Additionally, our common stock is traded on the New York Stock Exchange under the symbol “Y” and you may inspect the reports, proxy statements and other information concerning us at the offices of the New York Stock Exchange, 11 Wall Street, New York, NY 10005.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” in this prospectus the information in other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus.

Any reports that we file with the SEC after the date of this prospectus and before the date that the offering of the debt securities by means of this prospectus is terminated will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference into this prospectus. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or in any documents previously incorporated by reference have been modified or superseded. We specifically incorporate by reference into this prospectus the following documents filed with the SEC (other than, in each case, documents or information deemed furnished and not filed in accordance with SEC rules, including pursuant to Item 2.02 or Item 7.01 of Form 8-K, and no such information shall be deemed specifically incorporated by reference hereby or in any accompanying prospectus supplement):

•	Annual Report on Form 10-K for the year ended December 31, 2013;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2014 and June 30, 2014;

•	Current Report on Form 8-K filed with the SEC on April 28, 2014; and

•	Any future filings that we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this prospectus and before the date that the offering of the debt securities by means of this prospectus is terminated.

We will provide to each person to whom a copy of this prospectus is delivered, upon request and at no cost to such person, a copy of any or all of the information that has been incorporated by reference in this prospectus (excluding certain exhibits to the documents) but not delivered with this prospectus. You may request a copy of such information by writing or telephoning us at:

Alleghany Corporation

7 Times Square Tower, 17th Floor

New York, NY 10036

Attention: Christopher K. Dalrymple

(212) 752-1356

ALLEGHANY CORPORATION

Alleghany owns and manages operating subsidiaries and investments, anchored by a core position in property and casualty reinsurance and insurance. Prior to March 6, 2012, Alleghany was primarily engaged, through its wholly-owned subsidiary Alleghany Insurance Holdings LLC (“AIHL”) and its subsidiaries, in the property and casualty insurance business. AIHL’s insurance operations are principally conducted by its subsidiaries RSUI Group, Inc. (“RSUI”), CapSpecialty, Inc., formerly known as Capitol Transamerica Corporation (“CapSpecialty”), and Pacific Compensation Corporation (“PacificComp”). CapSpecialty has been a subsidiary of AIHL since January 2002, RSUI has been a subsidiary of AIHL since July 2003, and PacificComp has been a subsidiary of AIHL since July 2007. AIHL Re LLC (“AIHL Re”) has been a wholly-owned subsidiary of Alleghany since its formation in 2006. AIHL Re is a captive reinsurance company which provides reinsurance to Alleghany’s insurance operating subsidiaries and affiliates. On March 6, 2012, Alleghany consummated a merger transaction with Transatlantic Holdings, Inc. (“TransRe”), at which time TransRe became one of Alleghany’s wholly-owned subsidiaries, and Alleghany’s reinsurance operations commenced. Alleghany’s public equity investments, including those held by TransRe’s and AIHL’s operating subsidiaries, are managed primarily by Alleghany’s wholly-owned subsidiary Roundwood Asset Management LLC.

Although Alleghany’s primary sources of revenues and earnings are its reinsurance and insurance operations and investments, Alleghany owns and manages properties in the Sacramento, California region through its wholly-owned subsidiary Alleghany Properties Holdings LLC, and also manages, sources, executes and monitors its private capital investments primarily through its wholly-owned subsidiary Alleghany Capital Corporation.

Our principal executive offices are located in leased office space at 7 Times Square Tower, 17th Floor, New York, NY 10036 and our telephone number is (212) 752-1356.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

This prospectus and the documents we incorporate herein by reference contain disclosures which are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements include all statements that do not relate solely to historical or current facts, and can be identified by the use of words such as “may,” “will,” “expect,” “project,” “estimate,” “anticipate,” “plan,” “believe,” “potential,” “should,” “continue” or the negative versions of those words or other comparable words. These forward-looking statements are based upon our current plans or expectations and are subject to a number of uncertainties and risks that could significantly affect current plans, anticipated actions and our future financial condition and results. These statements are not guarantees of future performance, and we have no specific intention to update these statements. The uncertainties and risks include, but are not limited to:

•	significant weather-related or other natural or human-made catastrophes and disasters;

•	the cyclical nature of the property and casualty insurance industry;

•	changes in market prices of our equity investments and changes in value of our debt portfolio;

•	adverse loss development for events insured by our reinsurance and insurance subsidiaries in either the current year or prior years;

•	the long-tail and potentially volatile nature of certain casualty lines of business written by our reinsurance and insurance subsidiaries;

•	the cost and availability of reinsurance;

•	the reliance by our reinsurance operating subsidiaries on a limited number of brokers;

•	increases in the levels of risk retention by our reinsurance and insurance subsidiaries;

•	exposure to terrorist acts and acts of war;

•	the willingness and ability of our reinsurance and insurance subsidiaries’ reinsurers to pay reinsurance recoverables owed to our reinsurance and insurance subsidiaries;

•	changes in the ratings assigned to our reinsurance and insurance subsidiaries;

•	claims development and the process of estimating reserves;

•	legal, political, judicial and regulatory changes, including the federal financial regulatory reform of the insurance industry by the Dodd-Frank Wall Street Reform and Consumer Protection Act;

•	the uncertain nature of damage theories and loss amounts;

•	the loss of key personnel of our reinsurance or insurance operating subsidiaries;

•	fluctuation in foreign currency exchange rates;

•	the failure to comply with the restrictive covenants contained in the agreements governing our indebtedness;

•	the ability to make payments on, or repay or refinance, our debt;

•	risks inherent in international operations; and

•	difficult and volatile conditions in the global market.

Additional risks and uncertainties include general economic and political conditions, including the effects of a prolonged U.S. or global economic downturn or recession; changes in costs; variations in political, economic or other factors; risks relating to conducting operations in a competitive environment; effects of acquisition and disposition activities, inflation rates, or recessionary or expansive trends; changes in interest rates; extended labor disruptions, civil unrest, or other external factors over which we have no control; and changes in our plans, strategies, objectives, expectations, or intentions, which may happen at any time at our discretion. As a consequence, current plans, anticipated actions, and future financial condition and results may differ from those expressed in any forward-looking statements made by us or on our behalf.

You should consider these risks and those set forth in, or incorporated into, the “Risk Factors” section of this prospectus and other information as provided under “Where You Can Find More Information” prior to investing in our debt securities.

USE OF PROCEEDS

Unless another use is specified in a prospectus supplement accompanying this prospectus or in documents that we incorporate by reference herein, the net proceeds from the sale of the debt securities to which this prospectus relates will be used for general corporate purposes, including, but not limited to, acquisitions, additions to working capital, capital expenditures, investments, contributions of capital to our subsidiaries, repayment of debt, and repurchases and redemptions of our securities. Pending any specific application, net proceeds may initially be temporarily invested in short-term marketable securities.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the periods indicated:

	Six Months Ended June 30, 2014	Fiscal Year Ended December 31,
		2013	2012	2011	2010	2009

Ratio of Earnings to Fixed Charges	10.6x	9.9x	10.1x	10.1x	26.7x	100.2x

For purposes of calculating these ratios, “Earnings” consists of (x) earnings from continuing operations, before income taxes, (y) fixed charges and (z) amortization of any capitalized interest, and “Fixed Charges” consists of (x) interest expensed and capitalized, (y) amortized premiums, discounts and capitalized expenses related to indebtedness and (z) an estimate of the interest within rental expense.

DESCRIPTION OF DEBT SECURITIES

General

You can find the definitions of the terms used in the following summary under the subheading “— Certain Definitions.” In this section entitled “Description of Debt Securities” when we refer to “Alleghany,” “the Company,” “we,” “our” or “us” we are referring to Alleghany Corporation, as issuer of the debt securities, and we do not include any of Alleghany’s subsidiaries.

This prospectus describes certain general terms and provisions of the debt securities. The debt securities will be issued in one or more series under an indenture entered into between us and The Bank of New York Mellon, as trustee, as of September 20, 2010. The terms of the debt securities include those stated in the indenture and those made part of that indenture by reference to the Trust Indenture Act of 1939, as amended. When we offer to sell the debt securities, we will describe the specific terms of the debt securities being offered in a supplement to this prospectus. The prospectus supplement will also indicate whether the general terms and provisions described in this prospectus apply to the debt securities.

We have summarized certain terms and provisions of the indenture, which has been filed as an exhibit to the registration statement for these debt securities that we have filed with the SEC. The summary is not complete. We urge you to read the indenture in its entirety because it, and not this description, defines your rights as a holder of the debt securities.

The indenture does not limit the amount of debt securities we may issue and provides that debt securities may be issued under it from time to time in one or more series. We may issue debt securities of one or more series up to an aggregate principal amount as we may authorize from time to time. With respect to each particular series that we offer by this prospectus, the prospectus supplement will describe the terms of each series of debt securities being offered, including:

•	the title, the designation and aggregate principal amount, if any;

•	the maturity date;

•	the interest rate, if any, at which such debt securities shall bear interest and the method for calculating the interest rate;

•	the interest payment dates and the record dates for the interest payments;

•	any right to extend or defer the interest payment periods and the duration of the extension;

•	any mandatory or optional redemption terms or prepayment or sinking fund provisions;

•	the place where we will pay principal and interest;

•	the denominations, if other than denominations of $1,000 or multiples of $1,000, such debt securities will be issued in;

•	the currency or currencies, if other than the currency of the United States, in which principal and interest will be paid;

•	any listing on a securities exchange;

•	any additional events of default or covenants;

•	whether and under what circumstances we will pay additional amounts on the debt securities of the series in respect of any tax, assessment or governmental charge; and

•	any other terms and conditions and any other deletions from, modifications or additions to the indenture in respect of such debt securities.

The debt securities will be our senior unsecured obligations and will rank equally with all of our other senior unsecured indebtedness.

Status

The debt securities of each series will constitute direct, unsecured, unconditional and unsubordinated obligations of Alleghany and will at all times rank equally among themselves and (subject to such obligations as are mandatorily preferred by law) with all other present and future unsecured and unsubordinated obligations of Alleghany. The indenture does not, and the debt securities of any series will not, limit other indebtedness or debt securities that may be incurred or issued by Alleghany. Alleghany conducts its business primarily through subsidiaries. Because the creditors of Alleghany’s subsidiaries, and policyholders of Alleghany’s insurance subsidiaries, generally would have a right to receive payment that is superior to Alleghany’s right to receive payment from the assets of its subsidiaries, the holders of the debt securities of any series will effectively be subordinated to the creditors of Alleghany’s subsidiaries and to the policyholders of Alleghany’s insurance subsidiaries. If Alleghany were to liquidate or reorganize, the right of the holders of the debt securities of any series to participate in any distribution of the assets of Alleghany’s subsidiaries would be subject to the claims of the subsidiaries’ creditors, including the claims of policyholders of the insurance subsidiaries, and might also be subject to approval by certain insurance regulatory authorities having jurisdiction over the insurance subsidiaries.

Events of Default

An event of default with respect to debt securities of a series issued (an “Event of Default”) is:

(i) a default in the payment of principal or premium, if any, on any outstanding debt securities of that series;

(ii) a default for 30 days in the payment of any interest with respect to outstanding debt securities of that series;

(iii) a default for 30 days in the deposit of any mandatory sinking fund payment;

(iv) a default in the performance or breach of any other covenant or warranty of Alleghany in the debt securities or the indenture with respect to any outstanding debt securities of that series for 90 days after written notice to Alleghany as provided in the indenture; or

(v) certain events involving bankruptcy, insolvency or reorganization of Alleghany.

If an Event of Default (other than an Event of Default described in subsection (v) above) with respect to any series of outstanding debt securities shall have occurred and be continuing, the trustee shall, at the written request of the holders of not less than 25% in aggregate principal amount of the then outstanding debt securities of that series, by notice in writing to Alleghany, declare the principal of all the debt securities of that series to be due and payable immediately, and upon any such declaration such principal and any accrued interest will become immediately due and payable. If an Event of Default specified in subsection (v) occurs and is continuing, the principal and any accrued interest on all of the debt securities then outstanding shall become due and payable immediately without any declaration or other act on the part of the trustee or any holder.

At any time after such declaration of acceleration with respect to debt securities of any series has been made but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of the then outstanding debt securities of such series may, under certain circumstances, rescind and annul such acceleration if sufficient funds have been paid or deposited with the trustee and all Events of Default, other than the nonpayment of accelerated principal and interest, have been cured or waived as provided in the indenture.

No holder of debt securities of any series will have any right to institute any proceeding with respect to the indenture or any remedy thereunder, unless such holder of debt securities of such series shall have previously given to the trustee written notice of a continuing Event of Default and also unless the holders of at least 25% in aggregate principal amount of the then outstanding debt securities of such series shall have made a written request, and offered indemnity, satisfactory to the trustee to institute such proceeding as trustee, and the trustee shall not have received from the holders of a majority in aggregate principal amount of the then outstanding debt securities of such series a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. However, such limitations do not apply to a suit instituted by a holder of a note for the enforcement of payment of the principal or interest on such note on or after the respective due dates expressed in such note.

Governing Law

The indenture is, and the debt securities will be, governed by and construed in accordance with the laws of the State of New York.

Concerning the Trustee

The Bank of New York Mellon is the trustee under the indenture. The Bank of New York Mellon has performed and will perform other services for Alleghany and for certain of Alleghany’s subsidiaries in the normal course of its business.

PLAN OF DISTRIBUTION

We may sell the debt securities from time to time in one or more of the following ways:

•	through underwriters or dealers;

•	directly to one or more purchasers;

•	through agents; or

•	through a combination of any such methods of sale.

The prospectus supplement with respect to the offered debt securities will set forth the terms of the offering, including:

•	the name or names of any underwriters or agents;

•	the purchase price of the offered debt securities and the proceeds to us from their sale;

•	any underwriting discounts or sales agents’ commissions and other items constituting underwriters’ or agents’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which those debt securities may be listed.

Only underwriters or agents named in the accompanying prospectus supplement are deemed to be underwriters or agents in connection with the debt securities offered thereby.

If underwriters are used in the sale, the debt securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase those debt securities will be subject to certain conditions precedent, and unless otherwise specified in the accompanying prospectus supplement, the underwriters will be obligated to purchase all the debt securities of the series offered by such accompanying prospectus supplement relating to that series if any of such debt securities are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

We may also sell debt securities directly or through agents we designate from time to time. Any agent involved in the offering and sale of the offered debt securities will be named in the accompanying prospectus supplement, and any commissions payable by us to that agent will be set forth in the accompanying prospectus supplement. Unless otherwise indicated in such accompanying prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment.

If so indicated in an accompanying prospectus supplement, we will authorize agents, underwriters or dealers to solicit offers by certain institutional investors to purchase securities, which offers provide for payment and delivery on a future date specified in such accompanying prospectus supplement. There may be limitations on the minimum amount that may be purchased by any such institutional investor or on the portion of the aggregate principal amount of the particular debt securities that may be sold pursuant to these arrangements.

Institutional investors to which offers may be made, when authorized, include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and such other institutions as may be approved by us. The obligations of any purchasers pursuant to delayed delivery and payment arrangements will only be subject to the following two conditions:

•	the purchase by an institution of the particular securities will not, at the time of delivery, be prohibited under the laws of any jurisdiction in the United States to which that institution is subject; and

•	if the particular debt securities are being sold to underwriters, we will have sold to those underwriters the total principal amount or number of those debt securities less the principal amount or number thereof, as the case may be, covered by such arrangements.

Underwriters will not have any responsibility in respect of the validity of these arrangements or the performance by us or institutional investors thereunder.

LEGAL MATTERS

Unless otherwise specified in the prospectus supplement accompanying this prospectus, Olshan Frome Wolosky LLP, New York, New York, will provide an opinion regarding the validity of the debt securities and other legal matters for us, and any underwriters will be advised about the validity of the securities and other legal matters by their own counsel named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of Alleghany Corporation and subsidiaries (the Company) at December 31, 2013, and for each of the two years in the period ended December 31, 2013 (including schedules), appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, and the effectiveness of the Company’s internal control over financial reporting as of December 31, 2013 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and the Company management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2013 are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated statements of earnings and comprehensive income, changes in stockholders’ equity and cash flows for the year ended December 31, 2011 and related schedules of Alleghany Corporation and subsidiaries (the Company), have been incorporated by reference herein from the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, in reliance upon the report of KPMG LLP, independent registered public accounting firm, and upon the authority of such firm as experts in accounting and auditing.

$

ALLEGHANY CORPORATION

        % Senior Notes due 2044

PRELIMINARY PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

BMO Capital Markets	Goldman, Sachs & Co.	Morgan Stanley	US Bancorp

The date of this prospectus supplement is September     , 2014.